Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF ILLINOIS

EASTERN DIVISION

In re:                                                                                                                                                  )     Chapter 11

                                                                                                                                                          )

QUADRANT 4 SYSTEM CORPORATION, et al’1,                                                                      )     Case No. 17-19689

)     (Jointly Administered)

)

                    Debtors.                                                                                                                        )     Honorable Jack B. Schmetterer

ORDER CONFIRMING AMENDED JOINT PLAN OF LIQUIDATION OF

QUADRANT 4 SYSTEM CORPORATION AND STRATITUDE, INC. AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

THIS CAUSE coming on to be heard on the confirmation of the Amended Joint Plan of Liquidation dated and filed herein on July 6, 2018 [Docket No. 455] (the “Plan”)2, by Quadrant 4 System Corporation, an Illinois corporation (“Q4”), and Stratitude, Inc., a California corporation (“Stratitude”), debtors and debtors in possession herein (collectively, the “Debtors”), and the Official Committee of Unsecured Creditors in the Chapter 11 Cases (the “Committee”, and collectively with the Debtors, the “Plan Proponents”); due written notice having been given to all parties entitled thereto pursuant to that certain Order Approving Amended Disclosure Statement and Plan Confirmation Procedures dated and entered on July 12, 2018 [Docket No. 463], as evidenced by that certain Verification of Service filed herein on August 1, 2018 [Docket No. 484]; no objections to the confirmation of the Plan having been filed herein; no parties having objected to the entry hereof; the Court having reviewed and considered the Plan, the approved Amended Disclosure Statement filed in connection therewith on July 6, 2018 [Docket No. 456] (the “Disclosure Statement”), and the Report of Balloting filed herein

1 This Chapter 11 case, filed on June 29, 2017, is being jointly administered with the pending Chapter 11 case filed on October 13, 2017 by Quadrant 4 System Corporation’s wholly owned subsidiary, Stratitude, Inc., as Case No. 17-30724 (collectively, the “Chapter 11 Cases”), pursuant to an order of this Court (“Court”) entered on October 19, 2017 [Docket No. 38], with Case No. 17-19689 as the lead case.

2 All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.

on August 17, 2018 [Docket No. 518]; the Court having heard and considered the statements of counsel present and the testimony of Robert H. Steele, Chief Executive Officer of the Debtors, and Hassaan Mansoor, partner in Silverman Consulting, Inc., the Debtor’s Court-appointed financial consultants; and the Court being otherwise fully advised in the premises;

NOW, THEREFORE, THE COURT MAKES THE FOLLOWING FINDINGS OF FACT AND CONCLUSIONS OF LAW3:

A.     This Court has jurisdiction over the subject matter of this Order pursuant to 28 U.S.C. §§ 157 and 1344(b) and (c), and applicable local rules regarding the referral to this Court of cases under the Bankruptcy Code. Venue of the Chapter 11 Cases in this District is proper under 28 U.S.C. §§ 1408 and 1409.

B.     The entry of this Order and all proceedings relating thereto collectively constitute a “core proceeding” pursuant to, without limitation, 28 U.S.C. § 157(b)(2)(A), (M), (N) and (O). The statutory bases for the confirmation of the Plan are Sections 1123, 1125, 1126 and 1129 of the Bankruptcy Code and Bankruptcy Rules 2002, and 3017 - 3020.

C.     This Order constitutes a final and appealable order within the meaning of 28 U.S.C. § 158(a).

D.     Due and sufficient notice of the confirmation of the Plan has been given to all parties entitled thereto.

E.     The Plan Proponents have met their burden of proving the elements of Section 1129(a) of the Bankruptcy Code for confirmation of the Plan by a preponderance of the evidence.

2

NOW, THEREFORE, IT IS HEREBY ORDERED as follows:

1.     The above described findings be and they hereby are incorporated herein as if fully set forth.

2.     The Plan, a copy of which is attached as Exhibit 1 hereto and made a part hereof, is confirmed under Section 1129 of the Bankruptcy Code.

3.     The Quadrant 4 Liquidating Trust Agreement, in the form attached to the Plan as Exhibit “A” (the “Liquidating Trust Agreement”), is hereby approved and all parties thereto are authorized to execute same.

4.     Pursuant to Bankruptcy Rule 3020(c)(1), the following injunction provisions under the Plan are hereby approved, and so ordered, and shall be immediately effective on the Effective Date without order or action by the Court, any of the parties to such releases, or any other persons or entities:

Section 7.18 of the Plan - Permanent Injunction.

“From and after the Confirmation Date, all Holders of Claims against the Debtors, whether or not they are entitled to and/or have filed proofs of Claim in the Chapter 11 Cases on or before the applicable bar date, and their respective heirs, legal representatives, officers, directors, shareholders, employees, partners, members, subsidiaries, affiliates, representatives, agents, insurers, successors and assigns, as the case may be, shall be and are hereby permanently stayed, restrained, and enjoined from taking one or more of the following actions against the Debtors, the Liquidating Trustee and the Liquidating Trust, and all of their respective heirs, legal representatives, officers, directors, shareholders, agents, employees, representatives, attorneys, successors and assigns, and each of them (collectively, the “Subject Parties”, and each, a “Subject Party”), for the purpose of, directly or indirectly, by claim, cross-claim, or setoff, collecting, recovering or receiving payment of, or recovery on or with respect to any Claims against the Debtors or the Estates arising out of, under, or related to the Chapter 11 Cases (the “Enjoined Claims”), whether such Enjoined Claim is presently known or unknown, or is presently asserted or assertable, directly or derivatively (other than actions brought to enforce any right or obligation under the Plan, or otherwise in favor of the Debtors, which actions shall be heard by the Bankruptcy Court pursuant to Section 10.1 of the Plan):

3

(a)     with respect to the Enjoined Claims, commencing, conducting or continuing in any manner, directly or indirectly, any suit, action, claim, cross-claim, or other proceeding (including, without limitation, any suit, action, claim, cross-claim, or other proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Subject Parties, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, the Subject Parties, or any property of any such transferee or successor;

(b)     with respect to the Enjoined Claims, enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree or other order against the Subject Parties, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, the Subject Parties, or any property of any such transferee or successor;

(c)     with respect to the Enjoined Claims, creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance against the Subject Parties, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, the Subject Parties, or any property of any such transferee or successor;

(d)     with respect to the Enjoined Claims, setting off, seeking reimbursement of, contribution from or subrogation against or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to the Subject Parties, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, the Subject Parties; and

(e)     with respect to the Enjoined Claims, proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the terms of the Plan, except in conformity and compliance herewith.

Nothing herein shall be deemed to enjoin a Holder of a Claim from enforcing any Claim against a Subject Party based on such Subject Party’s fraud or willful misconduct.

Notwithstanding anything to the contrary herein, this injunction shall not enjoin any of the Subject Parties from asserting claims, cross-claims, counterclaims, demands, setoffs, recoupments, arguments, defenses or otherwise against any Claims filed in the Chapter 11 Cases against them or otherwise held by any party, all of which rights are hereby expressly preserved. This injunction is an integral part of the Plan because it: (A) enjoins actions which threaten the integrity of the Estates; (B) facilitates the expeditious and effective performance of the Plan; (C) guards against collateral attack or interference with the consummation of the Plan and improper use of the Liquidating

4

Trust Assets; and (D) protects the rights, interests and claims of the Subject Parties and all Creditors in the Chapter 11 Cases. As such, the provisions of this injunction shall be construed as broadly as the law and English language permit.

Nothing contained herein (A) shall relieve or diminish the duties, responsibilities or obligations of the Subject Parties as set forth in the Plan; or (B) impair any parties’ right to appear or bring an action in the Bankruptcy Court to enforce or assert any right or obligation under the Plan.

If notwithstanding the permanent injunction in favor of the Subject Parties set forth herein, any suit, action, claim, cross-claim, or other proceeding (including, without limitation, any suit, action, claim, cross-claim, or other proceeding in a judicial, arbitral, administrative or other forum) is brought against or affects the Subject Parties in violation of the terms of the Plan prior to the distribution of all monies of the Liquidating Trust on deposit, the Liquidating Trustee shall, in his reasonable business judgment, be entitled to withhold from distribution to holders of Allowed Claims that amount of monies of the Liquidating Trust on deposit which the Subject Parties believe will be necessary to pay for any and all judgments, claims, damages, costs and expenses, including reasonable attorneys’ fees and expenses, incurred or estimated to be incurred by the Subject Parties pending the entry of a Final Order resolving such dispute(s). Upon the entry of a Final Order resolving such dispute(s), the Liquidating Trustee shall proceed to distribute any and all such funds withheld and not expended in accordance with the terms of the Plan.”

5.     Stricken by Court [JBS].

6.     In addition to the retention of jurisdiction provisions set forth in Article X of the Plan, the Court shall also retain, and hereby reserves, jurisdiction subsequent to the Confirmation Date to the fullest extent permitted under Section 1334 of Title 28 of the United States Code, to hear and determine, and perform such other acts as more fully set forth in the Article VII, Section 7.8 of the Plan, and Article III, Section 3.3 of the Liquidating Trust Agreement, which is incorporated herein by express reference hereto.

August 22, 2018                                                            ENTER:

/s/ Jack B. Schmetterer_____

U.S. BANKRUPTCY JUDGE

5

Prepared by:

CHAD H. GETTLEMAN, ESQ. (ARDC #944858)

ERICH S. BUCK, ESQ. (ARDC #6274635)

NICHOLAS R. DWAYNE, ESQ. (ARDC #6308927)

ADELMAN & GETTLEMAN, LTD.

53 W. Jackson Blvd., Ste. 1050

Chicago, Illinois 60604

Telephone: 312-435-1050

Facsimile: 312-435-1059

Counsel to the Debtors

6

EXHIBIT A

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF ILLINOIS

EASTERN DIVISION

In re	Chapter 11

QUADRANT 4 SYSTEM CORPORATION, et al. [1]	Case No. 17-19689 (Jointly administered)

Debtors.	Honorable Jack B. Schmetterer

Amended Joint Plan of Liquidation of

Quadrant 4 System Corporation and Stratitude, Inc.

and the Official Committee of Unsecured Creditors

Chad H. Gettleman, Esq. (ARDC #944858)

Erich S. Buck, Esq. (ARDC #6274635)

Nicholas R. Dwayne, Esq. (ARDC #6308927)

Adelman & Gettleman, Ltd.

53 W. Jackson Blvd., Ste. 1050

Chicago, Illinois 60604

Telephone: 312.435.1050

Facsimile: 312.435.1059

Counsel to the Debtors

Mark S. Melickian, Esq. (ARDC #6229843)

Michael A. Brandess, Esq. (ARDC #6299158)

Sugar Felsenthal Grais & Helsinger LLP

30 N. LaSalle St., Ste. 3000

Chicago, Illinois 60602

Telephone: 312.704.9400

Facsimile: 312.372.7951

Counsel to the Official Committee of Unsecured Creditors

Dated: July 6, 2018

1The Debtors in these jointly administered Chapter 11 cases are Quadrant 4 Systems Corporation and Stratitude, Inc.

Introduction

Quadrant 4 Systems Corporation and Stratitude, Inc. (the “Debtors”) and the Official Committee of Unsecured Creditors (the “Committee,” and, collectively with the Debtors, the “Plan Proponents”) appointed in the above-captioned jointly-administered bankruptcy cases (the “Chapter 11 Cases”), propose this Amended Joint Plan of Liquidation within the meaning of Section 1129 of the Bankruptcy Code. Reference is made to the Amended Disclosure Statement, filed contemporaneously with the Plan, and all exhibits to the Disclosure Statement. In the event of any inconsistency between the Disclosure Statement and the Plan, the relevant provision of the Plan, as it relates to such inconsistency, will govern. Subject to the restrictions and requirements set forth in Section 1127 of the Bankruptcy Code, Fed. R. Bankr. P. 3019, and the Plan, the Plan Proponents reserve the right to alter, amend, modify or withdraw the Plan at any time before its substantial consummation.

ARTICLE I
definitions

Unless the context otherwise requires or a term is defined within the Plan itself, the following terms shall have the respective meanings set forth below, except as expressly provided otherwise. A term used in the Plan that is not defined in the Plan but that is used in the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure has the meaning assigned to that term in the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure.

1.1	Administrative Claim means any cost or expense of administration of the Chapter 11 Cases Allowed by the Bankruptcy Court under Section 503(b) of the Bankruptcy Code, including Professional Fee Claims.

1.2

Administrative Claims Bar Date means the applicable date on which an Administrative Claim, including but not limited to any Claim under Section 503(b)(9), must be Filed, as established by Section 7.10 of the Plan.

1.3	Agama means Agama Solutions, Inc., a California corporation.

1.4

Allowed, Allowed Claim, or Allowed Equity Interest, means all or a portion of a Claim against the Debtors or an Equity Interest in the Debtors (a) that has been listed by the Debtors in the Debtors’ Schedules as liquidated in amount and not Disputed or contingent, and with respect to which no contrary proof of Claim or Equity Interest has been Filed, (b) as to which no objection or request for estimation has been Filed on or before the applicable claims objection deadline or the expiration of such other applicable period fixed by the Bankruptcy Court, (c) as to which any objection has been settled, waived, withdrawn or denied by a Final Order, or (d) that is allowed (i) by a Final Order, (ii) by an agreement between the Holder of such Claim or Equity Interest and the Plan Proponents prior to the Effective Date or the Liquidating Trustee on or after the Effective

Date, or (iii) pursuant to the terms of the Plan. For purposes of computing distributions under the Plan, a Claim or Equity Interest that has been deemed Allowed shall not include interest, costs, fees or charges on such Claim or Equity Interest from and after the Petition Date, except as provided in Section 506(b) of the Bankruptcy Code or as otherwise expressly set forth in the Plan.

1.5	Assets of the Estates means any and all right, title, and interest of any of the Debtors in and to property of whatever type or nature.

1.6

Avoidance Actions means any and all pending or possible actions, proceedings, accounts, controversies, agreements, promises, claims, and rights, of the Debtors and their Estates to avoid or recover a transfer of property of any of the Debtors’ Estates or an interest of any of the Debtors in property, including actions arising under Sections 502, 510, 542, 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code and any other applicable federal, state, or common law, including fraudulent transfers, whether or not litigation has been commenced with respect to such Causes of Action as of the Effective Date. Avoidance Actions expressly exclude Director Causes of Action.

1.7	Bankruptcy Code means Title 11 of the United States Code, 11 U.S.C. § 101 et seq.

1.8

Bankruptcy Court means the United States Bankruptcy Court for the Northern District of Illinois or any court having jurisdiction over the Chapter 11 Cases or a proceeding arising in, arising under, or related to the Chapter 11 Cases.

1.9	Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, as now in effect.

1.10	BIP means BIP Quadrant 4 System Debt Fund I, LLC.

1.11	BMO means BMO Harris Bank N.A.

1.12

BMO Motion for Relief From Stay means that certain Unopposed Motion of BMO Harris Bank N.A. for Relief From the Automatic Stay Pursuant to 11 U.S.C. § 362 filed on January 30, 2018 [Dkt. # 317] and granted by order entered on February 7, 2018 [Dkt. # 348].

1.13

Chapter 11 Cases mean the jointly-administered cases commenced under Chapter 11 of the Bankruptcy Code by the Debtors styled In re Quadrant 4 System Corporation, et al., Case No. 17-19689, currently pending before the Bankruptcy Court.

1.14	Cash means legal tender of the United States of America and its equivalents.

1.15

Causes of Action means any and all actions, causes of action, proceedings, controversies, liabilities, obligations, rights, suits, claims for money or refunds due, indebtedness (for borrowed money or in the nature of a guarantee), damages, judgments, Claims, objections to Claims, benefits of subordination of Claims, demands, debts, liens, contracts, agreements, promises, representations, torts, damages, costs, losses, attorneys’ fees, moneys due on account, obligations, judgments or liabilities of any kind whatsoever, whether known or unknown, anticipated or unanticipated, suspected or unsuspected, reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or later arising in law or equity, arising out of agreement or imposed by statute, common law or otherwise, including the Avoidance Actions, the Insider Causes of Action, any other Causes of Action and any interest of the Debtors in any tax refund, or any deposit, deposit account, certificate of deposit, bank, brokerage or similar account, trust account, reserve account, escrow account or the like. Causes of Action expressly excludes the Director Causes of Action.

1.16

Claim means any right to payment, whether or not the right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, as defined by Section 101(5) of the Bankruptcy Code.

1.17	Class means a class of Holders of Claims as described in the Plan.

1.18	Committee means the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases under Section 1102 of the Bankruptcy Code.

1.19	Confirmation Date means the date of entry of the Confirmation Order.

1.20	Confirmation Hearing means, collectively, the hearing or hearings held by the Bankruptcy Court on confirmation of the Plan, as such hearing or hearings may be continued from time to time.

1.21	Confirmation Order means the order confirming the Plan.

1.22	Creditors means all creditors of the Debtors holding Claims for debts, liabilities, demands or other Claims of any character whatsoever.

1.23	Criminal Defendants means Nandu Thondavadi, the Debtors’ former Chief Executive Officer, and Dhru Desai, the Debtors’ former Chairman of the Board and Chief Financial Officer.

1.24	Debtors or Debtors-in-Possession means Q4 and Stratitude.

1.25

Director Causes of Action means those Claims the Estates have against the members of the Debtors’ Board of Directors for all pre-petition acts or failures to act. BIP shall be entitled to pursue these Causes of Action on behalf of itself and the Liquidating Trust, remitting any Net Proceeds, after satisfaction of its Claims, to the Liquidating Trust.

1.26

Disallowed, Disallowed Claim, or Disallowed Equity Interest, means (a) a Claim or Equity Interest, or any portion thereof, that has been disallowed by a Final Order or by other agreement of a Holder of a Claim or Equity Interest; (b) a Claim or Equity Interest that has been listed in the Schedules at zero or as contingent, disputed, or unliquidated and as to which no proof of Claim or Equity Interest has been timely Filed or deemed timely Filed with the Bankruptcy Court pursuant to the Bankruptcy Code, a Final Order, or other applicable law; or (c) a Claim or Equity Interest that has not been listed in the Schedules and as to which no proof of Claim or Equity Interest has been timely Filed or deemed timely Filed with the Bankruptcy Court pursuant to the Bankruptcy Code, a Final Order, or other applicable law.

1.27

Disclosure Statement means the Amended Disclosure Statement for Amended Joint Plan Of Liquidation of Quadrant 4 System Corporation and Stratitude, Inc. and The Official Committee of Unsecured Creditors, as it may be modified or amended.

1.28

Disputed, Disputed Claim, or Disputed Equity Interest means any Claim or Equity Interest (other than an Allowed Claim or Allowed Equity Interest) which is either a Claim or Equity Interest scheduled by the Debtors or a Claim or Equity Interest which is the subject of a proof of Claim or Equity Interest Filed with the Bankruptcy Court, as to which the Debtors, the Committee or the Liquidating Trustee has indicated a dispute, or for which a timely objection to the Claim’s or Equity Interest’s allowance has been filed by a party entitled to make such an objection, but as to which the Bankruptcy Court has not yet entered a Final Order. No distribution will be made on account of a Disputed Claim or Disputed Equity Interest unless such claim or interest is allowed by a Final Order.

1.29	Distribution Record Date shall be a date established for determining the Holders of Equity Interests against Q4 entitled to distributions under the Plan.

1.30	Effective Date means the day on which the conditions to the Effective Date of the Plan have been satisfied pursuant to Section 7.9 of the Plan.

1.31	Equity Interest shall have the meaning provided by Section 101(16) of the Bankruptcy Code.

1.32	Equity Interest Holder shall have the meaning provided by Section 101(17) of the Bankruptcy Code.

1.33	Estate or Estates means the individual estate or jointly-administered estates of the Debtors created in the Chapter 11 Cases under Section 541 of the Bankruptcy Code.

1.34	Fifth Third Account Funds means the amounts on deposit with Fifth Third Bank in the name of Quadrant 4 Systems Corporation.

1.35	Filed refers to any proof of Claim or Equity Interest filed with the Bankruptcy Court.

1.36

Final Order means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Chapter 11 Cases, or either of them, or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari or move for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing has been denied or resulted in no modification of such order, provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

1.37	Former Stratitude Shareholders means Ashish Sanan; Pankaj Kalra who served as Agama’s CEO; and Khannan Sankaran, who served as Stratitude’s CEO.

1.38

General Unsecured Claim means any Unsecured Claim against either Debtor, arising before the respective Petition Date of such Debtor, that is not a Professional Fee Claim, Administrative Claim, Priority Non-Tax Claim, Priority Tax Claim or Insider Claim.

1.39

General Unsecured Claims and Insider Claims Bar Date means September 29, 2017 [Dkt. #56][2] with respect to General Unsecured Claims and Insider Claims against Q4, and May 7, 2018 [Stratitude Dkt. #57] with respect to General Unsecured Claims and Insider Claims against Stratitude.

1.40	Governmental Claim means any claim Filed by a Governmental Unit, pursuant to Section 502(b)(9) of the Bankruptcy Code.

1.41

Governmental Claims Bar Date means December 26, 2017 [Dkt. #56] with respect to Governmental Claims against Q4, and May 7, 2018 [Stratitude Dkt. #57] with respect to Governmental Claims against Stratitude.

1.42	Governmental Unit means a “governmental unit” as that term is defined under Section 101(27) of the Bankruptcy Code.

1.43	Holder means the Person that is the owner of record of a Claim or Equity Interest, as applicable, including such Person’s successors and/or assigns.

2 Unless otherwise indicated, references herein to “Dkt.” shall mean the Chapter 11 docket of Q4, Case No. 17-19689.

1.44

Impaired means any Class, or any Claim or Equity Interest in a Class, that is impaired within the meaning of Section 1124 of the Bankruptcy Code, and includes Classes 1, 2, 3, 4(a)-(b), 5(a)-(b), and 7.

1.45

Insider or Insiders means an “insider” of the Debtors, or either of them, as that term is defined under Section 101(31) of the Bankruptcy Code, and includes the following: all current officers and directors of the Debtors, including the Criminal Defendants; all former officers and directors of the Debtors; relatives and affiliated entities of any of the foregoing, including Q4 India; and certain of the Former Stratitude Shareholders.

1.46

Insider Claim means any Unsecured Claim against either Debtor, arising before the respective Petition Date of such Debtor, that is not a Professional Fee Claim, Administrative Claim, Priority Non-Tax Claim, Priority Tax Claim or General Unsecured Claim.

1.47	Insider Causes of Action means any Causes of Action held by either of the Debtors, the Debtors’ Estates, the Committee, or the Liquidating Trust against any Insider.

1.48	Lien means a “lien” as that term is defined under Section 101(37) of the Bankruptcy Code.

1.49

Liquidating Trust means a common law trust to be established under the Plan, the Liquidating Trust Agreement, and the Confirmation Order. The Liquidating Trust shall liquidate and distribute the Liquidating Trust Assets according to the Liquidating Trust Agreement.

1.50

Liquidating Trust Agreement means the Quadrant 4 Liquidating Trust Agreement to be executed as soon as reasonably practicable after the Confirmation Date among the Committee and the Liquidating Trustee, in a form substantially similar to the Liquidating Trust Agreement attached hereto as Exhibit A, which shall govern the obligations of the Liquidating Trustee with respect to oversight of the distribution of the Net Proceeds of the Liquidating Trust Assets, as further set forth in the Liquidating Trust Agreement and the Plan.

1.51

Liquidating Trust Assets means those assets to be transferred to and vested in the Liquidating Trust under the Plan and the Confirmation Order, plus all proceeds, earnings and replacements arising from or relating to these assets and all assets acquired by the Liquidating Trust at any time.

Except as otherwise provided herein, the Liquidating Trust Assets include all Assets of the Estates, including but not limited to: (a) all Cash held by the Debtors or Debtors’ Professionals in escrow on behalf of the Debtors or their Estates; (b) all Cash to which the Committee is entitled under the Stipulation; (c) recoveries from all Causes of Action which may lie in favor of one or both of the Debtors; and (d) such other sources of funds which may exist as determined by the Liquidating Trustee.

1.52

Liquidating Trustee means the financial advisory firm of Amherst Partners, LLC, or any successor thereto, who will serve pursuant to the Plan and the Liquidating Trust Agreement after Confirmation of the Plan.

1.53

Liquidating Trustee’s Expenses means the reasonable fees, costs and expenses incurred by the Liquidating Trustee and any Professionals retained by him or her in connection with the performance of his duties and responsibilities under the Plan and Liquidating Trust Agreement, as well as any other reasonable and necessary costs of administration of the Liquidating Trust, including U.S. Trustee Fees incurred during the post-Effective Date period, which may be paid from the Liquidating Trust Assets.

1.54

Net Proceeds means the Cash proceeds received by the Liquidating Trustee from time to time from the sale or disposition, through litigation, settlement or otherwise, of the Liquidating Trust Assets, net of the reasonable or necessary costs of such sale or other disposition, including reasonable fees and expenses of the Liquidating Trustee’s legal counsel and other Professionals incurred in connection with obtaining the Cash proceeds.

1.55

Person means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization or other entity.

1.56	Petition Date or Petition Dates means the dates of the filing of the Chapter 11 Cases, and each of them. Q4’s Petition Date was June 29, 2017. Stratitude’s Petition Date was October 13, 2017.

1.57	Plan means the Amended Joint Plan of Liquidation of Quadrant 4 Systems Corporation and Stratitude, Inc., and the Official Committee of Unsecured Creditors as it may be modified or amended.

1.58	Priority Non-Tax Claim means a Claim of the kind specified under Sections 507(a)(1), (4), (5), (6), (7), (9) or (10) of the Bankruptcy Code.

1.59	Priority Tax Claim means a Claim of a Governmental Unit of the kind specified under Section 507(a)(8) of the Bankruptcy Code.

1.60

Professional means any professional employed in the Chapter 11 Cases under Sections 327, 328 or 1103 of the Bankruptcy Code, including attorneys, accountants and financial advisors retained by the Debtors, the Committee or the Liquidating Trustee, or any Professional or other Person seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases under Section 503(b)(2) of the Bankruptcy Code.

1.61

Professional Fee Claim means a Claim of a Professional for compensation or reimbursement of costs and expenses relating to services incurred during the period from the Petition Date to the Effective Date.

1.62	Professional Fee Claim Bar Date means the applicable date on which a Professional Fee Claim must be Filed, as established by Section 7.10 of the Plan.

1.63

Pro Rata when used in the context of distributions to creditors, means proportionately so that the ratio of the amount of the distribution made on account of a particular Allowed Claim or Allowed Equity Interest to the distribution made on account of all Allowed Claims or Allowed Equity Interests of the Class in which the particular Allowed Claim or Allowed Equity Interest is included is the same as the ratio of the amount of a particular Allowed Claim or Allowed Equity Interest to the total amount of the Allowed Claims or Allowed Equity Interests of the Class in which a particular Allowed Claim or Allowed Equity Interest is included.

1.64	Q4 means Quadrant 4 System Corporation, an Illinois corporation.

1.65	Q4 Causes of Action means those Causes of Action in which Q4 or its Estate has a legal or equitable interest.

1.66	Q4 India means Quadrantfour Software Solutions (Pvt) Limited.

1.67	Q4 Liquidating Trust Assets means those Liquidating Trust Assets assigned by Q4 to the Liquidating Trust.

1.68	Rejection Damages Claim means a Class 4(a) or 4(b) General Unsecured Claim held by a party to a rejected executory contract or lease agreement under 11 U.S.C. § 365.

1.69

Residual Assets means those healthcare industry-related assets of Q4, including software assets identified as the QHIX and EmpowHR software platforms, sold by Q4 to BIP in consideration of a $1 million credit bid by BIP, as approved by the Bankruptcy Court by order entered on March 21, 2018 [Dkt. # 380].

1.70	Scheduled refers to any Claim or Equity Interest set forth on the Schedules.

1.71	Schedules means the Schedules of Assets and Liabilities filed by the Debtors, as such Schedules may be amended from time to time according to Bankruptcy Rule 1009.

1.72

Secured Claim means, pursuant to Section 506 of the Bankruptcy Code, that portion of a Claim that is (a) secured by a valid, perfected and enforceable security interest, lien, mortgage, or other encumbrance, that is not subject to avoidance under applicable bankruptcy or non-bankruptcy law, in or upon any right, title or interest of the Debtors in and to property of the Estates, to the extent of the value of the Holder’s interest in such property as of the relevant determination date, or (b) Allowed as such pursuant to the terms of the Plan (subject to the Confirmation Order becoming a Final Order). The defined term Secured Claim includes any Claim that is (i) subject to an offset right under applicable law as of the Petition Date, and (ii) a secured claim against the Debtors pursuant to Sections 506(a) and 553 of the Bankruptcy Code.

1.73	Secured Creditor means the Holder of a Secured Claim.

1.74	Stratitude means Stratitude, Inc., a California corporation.

1.75	Stratitude Causes of Action means those Causes of Action in which Stratitude or its Estate has a legal or equitable interest.

1.76	Stratitude Liquidating Trust Assets means those Liquidating Trust Assets assigned by Stratitude to the Liquidating Trust.

1.77	Stipulation means that certain Stipulation and Order Resolving Motion for Authority to Enter into Modification Agreement entered by the Bankruptcy Court on February 7, 2018 [Dkt. # 351].

1.78	Supplemental Q4 Governmental Claims Bar Date means the applicable date on which any additional Government Claims against Q4 must be Filed, as established by Section 7.11 of the Plan.

1.79	Tax Code means Title 26 of the United States Code, 26 U.S.C. § 1 et seq.

1.80	TriZetto means Cognizant TriZetto Software Group, Inc. (f/k/a TriZetto Corporation).

1.81

TriZetto License Agreement means that certain Source Code License and Services Agreement, pursuant to which Q4 agreed to grant TriZetto a license to use certain Q4 software products, including the QHIX Source Code, and Q4 would provide certain services to TriZetto related thereto. In exchange, TriZetto agreed to, among other things, pay the TriZetto Royalty Payments to Q4.

1.82

TriZetto Modification Agreement means that certain TriZetto Modification Agreement (Source Code License and Services Agreement), dated as of January 15, 2018 between Q4 and TriZetto, as approved by Bankruptcy Court order entered on February 6, 2018 [Dkt. # 352] in the Chapter 11 Cases.

1.83

TriZetto Royalty Payments means all payments made under the TriZetto Modification Agreement, which shall first be paid directly to BMO until its Class 1 Claims have been satisfied, then to BIP until its Class 2 Claims have been satisfied, and then to the Q4 Estate for further distribution under the Plan.

1.84	Unclassified Priority Claim means Unsecured Claims of the kind specified in Section 507(a)(2), (3) and (8) of the Bankruptcy Code.

1.85

Unsecured Claim means a Claim of a Creditor not secured by a Lien on property of the Estate and not entitled to be classified as a Priority Non-Tax Claim or an Unclassified Priority Claim under Section 507 of the Bankruptcy Code.

1.86	U.S. Trustee means the United States Trustee.

1.87	U.S. Trustee Fees means any fees due the U.S. Trustee pursuant to 28 U.S.C. § 1930(a)(6).

1.88	Voting Class means any of Classes 1, 2, 3, 4(a)-(b), 5(a)-(b) and 7, which are Impaired and entitled to vote on the Plan.

Rules of Interpretation and Computation of Time. For purposes of the Plan, unless otherwise provided: (i) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (ii) any reference to any entity as a Holder of a Claim or Equity Interest includes the entity’s successors and assigns; (iii) all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (iv) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (v) the rules of construction set forth in Section 102 of the Bankruptcy Code will apply; and (vi) in computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

ARTICLE II
Unclassified Claims and Equity Interests

Section 1123(a)(1) of the Bankruptcy Code provides that Administrative Claims and certain Priority Tax Claims are not to be classified under the Plan.

2.1	Allowed Administrative Claims.

Allowed Administrative Claims shall include the following:

(A)	Allowed Professional Fee Claims shall include Allowed Professional Fee Claims of the Debtors’ Professionals and the Committee’s Professionals.

(B)	Allowed Administrative Claims shall include the Allowed Administrative Claims other than Professional Fee Claims, including U.S. Trustee Fees.

2.2	Priority Tax Claims.

Unclassified Priority Claims shall include the Allowed Priority Tax Claims arising under Section 507(a)(8) of the Bankruptcy Code, but shall not include Administrative Claims and Professional Fee Claims.

ARTICLE III
Designation of Classified Claims and Equity Interests

Pursuant to Section 1123(a)(1) of the Bankruptcy Code, Claims and Equity Interests are classified as follows:

3.1	Class 1 Claims. Class 1 Claims shall consist of the Secured Claims of BMO.

3.2	Class 2 Claims. Class 2 Claims shall consist of the Secured Claims of BIP.

3.3	Class 3 Claims. Class 3 Claims shall consist of Priority Non-Tax Claims.

3.4	Class 4 Claims.

Class 4(a). (Q4). Class 4(a) Claims shall consist of Allowed General Unsecured Claims Filed or Scheduled against Q4, including Rejection Damages Claims and any Allowed deficiency Claims.

Class 4(b). (Stratitude). Class 4(b) Claims shall consist of Allowed General Unsecured Claims Filed or Scheduled against Stratitude, including Rejection Damages Claims and any Allowed deficiency Claims.

3.5	Class 5 Claims.

Class 5(a). (Q4). Class 5(a) Claims shall consist of Allowed Insider Claims Filed or Scheduled against Q4.

Class 5(b). (Stratitude). Class 5(b) Claims shall consist of Allowed Insider Claims Filed or Scheduled against Stratitude.

3.6	Class 6 Equity Interests. Class 6 Equity Interests shall consist of the Equity Interests of Equity Interest Holders in Q4, other than Equity Interests held by Insiders of Q4.

3.7	Class 7 Equity Interest. Class 7 Equity Interests shall consist of the 100% Equity Interest held by Q4 in Stratitude.

3.8	Class 8 Equity Interests. Class 8 Equity Interests shall consist of Equity Interests in Q4 held by Insiders of Q4.

ARTICLE IV
Impairment of Classes

4.1	Impaired Classes of Claims Entitled to Vote.

Except as provided by orders of the Bankruptcy Court pertaining to solicitation of votes on the Plan, Classes 1, 2, 3, 4(a)-(b), 5(a)-(b) and 7 are Impaired, and Holders of Claims in these Classes shall be entitled to vote to accept or reject the Plan.

4.2	Classes Deemed to Reject the Plan.

Holders of Equity Interests in Classes 6 and 8 will not receive or retain any distribution under the Plan on account of their Equity Interests. Pursuant to Section 1126(g) of the Bankruptcy Code, Classes 6 and 8 are Impaired and are conclusively presumed to reject the Plan, and the votes of Equity Interest Holders holding Class 6 or 8 Equity Interests, therefore, will not be solicited.

4.3	Cramdown.

If necessary, the Committee will request that the Bankruptcy Court confirm the Plan under Section 1129(b) of the Bankruptcy Code with respect to any Class that rejects the Plan.

ARTICLE V
Treatment of Claims and Equity Interests

5.1	Administrative Claims (Unclassified).

Except as expressly provided herein, Holders of Allowed Administrative Claims shall be paid on the later of the Effective Date or within fourteen (14) days of any Administrative Claim being deemed an Allowed Claim. Allowed Administrative Claims shall be paid in Cash in accordance with Section 1129(a)(9)(A) of the Bankruptcy Code from available existing Cash, as follows, unless the Holder of an Administrative Claim agrees to a different treatment.

Each Holder of an Allowed Administrative Claim will receive on account of such Claim, Cash equal to the Allowed amount of such Claim, except that post-petition trade creditors of the Debtors will be paid according to the terms under which the debt was incurred; and provided, however, that all Administrative Claims with respect to the payment of any Professional shall remain subject to, and be paid in accordance with applicable provisions of the Bankruptcy Code and Bankruptcy Rules and the Final Order of the Bankruptcy Court.

5.2	Priority Tax Claims (Unclassified).

Allowed Priority Tax Claims, if any, shall be paid in full, in full in Cash on the later of: (a) the Effective Date of the Plan; (b) allowance by the Bankruptcy Court; or (c) the date upon which the Liquidating Trustee determines there are sufficient Net Proceeds to pay such Claims. Allowed Priority Tax Claims shall include simple interest accruing at the rate prescribed by Section 511 of the Bankruptcy Code beginning on the Effective Date until paid in full. This treatment of Allowed Priority Tax Claims is intended to comply with the requirements of Sections 507(a) and 1129(a)(9)(C) of the Bankruptcy Code.

5.3	Class 1 Secured Claims of BMO.

On the Effective Date, and in full and final satisfaction, settlement, and release of and in exchange for such Allowed Secured Claims of BMO, the Holder of such Claims shall receive: (a) assignment of the TriZetto Royalty Payments; (b) Cash recovered, if any, from the Fifth Third Account Funds pursuant to the Stipulation; (c) payments from the Residual Assets pursuant to the Stipulation; and (d) assignment of any and all rights, title and interest of Q4 in and to the TriZetto License Agreement; provided that each of the foregoing shall only continue until such time as the Allowed Secured Claims of BMO have been paid in full.

5.4	Class 2 Secured Claims of BIP.

On the later of the Effective Date or within fourteen (14) days of any such Claims being deemed Allowed Secured Claims, and in full and final satisfaction, settlement, and release of and in exchange for such Allowed Secured Claims of BIP, the Holder of such Claims shall receive: (a) $250,000.00 pursuant to the “BIP Payment Terms” (defined below); (b) at such time as the Class 1 BMO Secured Claims have been paid in full, any residual TriZetto Royalty Payments and Fifth Third Account Funds; and (c) a Class 4(a) and Class 4(b) unsecured Claim in an amount to be determined, to be reduced on a dollar-for-dollar basis by any payments received under (a) or (b) above; provided that each of the foregoing shall only continue until such time as the Allowed Secured Claims of BIP have been paid in full.

For purposes of the foregoing, the “BIP Payment Terms” are as follows: on the Effective Date, BIP shall release its lien against the Causes of Action, other than the Director Causes of Action. BIP shall be gifted the aggregate sum of $250,000.00 from BMO, which shall be paid as follows: (1) $100,000.00 from the first 2018 installment of the TriZetto Royalty Payments under the Stipulation (which has been paid to BIP); (2) $100,000.00 from the 2019 installment of the TriZetto Royalty Payments under the Stipulation; and (3) $50,000.00 from BMO’s recovery, if any, of the Fifth Third Account Funds.

5.5	Class 3 Priority Non-Tax Claims.

The Liquidating Trustee shall pay each Allowed Class 3 Claim in full. The Liquidating Trustee shall make a distribution from available Net Proceeds to each Holder of an Allowed Class 3 Claim within 30 days of the Liquidating Trustee’s determination that there are funds sufficient to make a distribution to Holders of Allowed Class 3 Claims. The Liquidating Trustee will be entitled to make one or more partial, interim distributions distribution to Holders of Allowed Class 3 Claims at his discretion. Allowed Class 3 Claims shall receive distributions in accordance with the order of priority prescribed in Section 507(a) of the Bankruptcy Code.

5.6	Class 4 Claims (General Unsecured Claims).

Except as otherwise provided in this Section 5.6, the Liquidating Trustee shall pay each Allowed Class 4 Claim Pro Rata from available funds. The Liquidating Trustee shall make a distribution to each Holder of an Allowed Class 4 Claim within the later of (a) 30 days of the Liquidating Trustee’s determination that there are funds sufficient to make a distribution to Holders of Allowed Class 4 Claims, and (b) 30 days of a Disputed Class 4 Claim being Allowed by Final Order.

Class 4(a) Claims (Q4). Allowed Class 4(a) Claims shall be paid initially from: (A) any Net Proceeds from Q4 Causes of Action and (B) any other proceeds obtained by the Liquidating Trustee upon liquidation of the Q4 Liquidating Trust Assets, as applicable. To the extent any Net Proceeds remain after satisfaction of all Class 4(b) Claims, such Net Proceeds shall be distributed to Q4 as the sole owner of Stratitude and distributed by the Liquidating Trustee under the Plan.

No distributions shall be made to Holders of Allowed Class 4(a) Claims, until Allowed Class 1 Claims, Allowed Class 2 Claims, Allowed Class 3 Claims, Allowed Administrative Claims and Allowed Priority Tax Claims are paid in full.

Class 4(b) Claims (Stratitude). Allowed Class 4(b) Claims shall be paid initially from: (A) any Net Proceeds from Stratitude Causes of Action; and (B) any other proceeds obtained by the Liquidating Trustee upon liquidation of the Stratitude Liquidating Trust Assets, as applicable.

No distributions shall be made to Holders of Allowed Class 4(b) Claims, until Allowed Class 1 Claims, Allowed Class 2 Claims, Allowed Class 3 Claims, Allowed Administrative Claims and Allowed Priority Tax Claims are paid in full.

5.7	Class 5 Claims (Insider Claims).

Class 5(a). (Q4). Class 5(a) Claims shall consist of Allowed Insider Claims of Q4.

Class 5(b). (Stratitude). Class 5(b) Claims shall consist of Allowed Insider Claims of Stratitude.

Insider Claims against Q4 or Stratitude shall be deemed Disputed unless or until Allowed after completion of the Liquidating Trustee’s investigation into potential Causes of Action against the Holders of such Claims. Accordingly, Holders of Insider Claims shall not receive a distribution until the Liquidating Trustee completes his investigation into potential Causes of Action against that Insider and such Insider Claim is subsequently Allowed.

To the extent a Class 5(a) Claim is an Allowed Claim and not otherwise subordinated by court order, such Claim shall be paid Pro Rata with Allowed Class 4(a) Claims.

To the extent a Class 5(b) Claim is an Allowed Claim and not otherwise subordinated by court order, such Claim shall be paid Pro Rata with Allowed Class 5(b) Claims.

No distributions shall be made to Holders of Allowed Class 5(a) or 5(b) Claims, until Allowed Class 1 Claims, Allowed Class 2 Claims, Allowed Class 3 Claims, Allowed Administrative Claims and Allowed Priority Tax Claims are paid in full.

5.8

Class 6 Equity Interests (Q4 Equity Interest Holders). Class 6 Equity Interests shall consist of the Equity Interests of Equity Interest Holders in Q4, other than Equity Interests held by Insiders of Q4.

It is not anticipated there will be a distribution of any amounts to Allowed Q4 Equity Interest Holders. To the extent any cash remains after all Allowed Class 1 Claims, Allowed Class 2 Claims, Allowed Class 3 Claims, Allowed Class 4(a) Claims, Allowed Class 5(a) Claims, Allowed Administrative Claims, and Allowed Priority Tax Claims are paid in full, then in such event, and in full and final satisfaction, settlement, and release of and in exchange for such Allowed Class 6 Equity Interests, Q4 Equity Interest Holders as of the Distribution Record Date shall receive their Pro Rata share of the cash available for distribution from the Liquidating Trust.

5.9	Class 7 Equity Interest (Stratitude Equity Interest Holder). Class 7 Equity Interests shall consist of the 100% Equity Interest held by Q4 in Stratitude.

To the extent any cash remains after all Allowed Class 1 Claims, Allowed Class 2 Claims, Allowed Class 3 Claims, Allowed Class 4(b) Claims, Allowed Class 5(b) Claims, Allowed Administrative Claims, and Allowed Priority Tax Claims are paid in full, then in such event, any excess shall be remitted to Q4 as sole owner of Stratitude and distributed by the Liquidating Trustee in accordance with the Plan. Thereafter, Q4’s Equity Interest in and to Stratitude shall be deemed canceled.

5.10	Class 8 Equity Interests (Insider Equity Interests). Class 8 Equity Interests shall consist of Equity Interests in Q4 held by Insiders of Q4.

Insider Equity Interests in Q4 shall be deemed Disputed unless or until Allowed after the completion of the Liquidating Trustee’s investigation into potential Causes of Action against the Holders of such Claims. Accordingly, Holders of Insider Equity Interests shall not receive a Distribution until the Liquidating Trustee completes his investigation into potential Causes of Action against that Insider and such Insider Equity Interest is subsequently Allowed.

It is not anticipated there will be a distribution of any amounts to Allowed Insider Equity Interest Holders. To the extent any cash remains after all Allowed Class 1 Claims, Allowed Class 2 Claims, Allowed Class 3 Claims, Allowed Class 4(a) Claims, Allowed Class 5(b) Claims, Allowed Administrative Claims, and Allowed Priority Tax Claims are paid in full, then in such event, and in full and final satisfaction, settlement, and release of and in exchange for such Allowed Class 8 Equity Interests, Insider Equity Interest Holders as of the Distribution Record Date shall receive their Pro Rata share of the cash available for distribution from the Liquidating Trust.

5.11

Acceptance by Impaired Classes. An Impaired Class of Claims shall have accepted the Plan if: (a) the Holders (other than any Holder designated under Section 1126(e) of the Bankruptcy Code) of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan, and (b) the Holders (other than any Holder designated under Section 1126(e) of the Bankruptcy Code) of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. Each subclass of Class 4 Claims and Class 5 Claims – i.e., 4(a) and 4(b) of Class 4, and 5(a) and 5(b) of Class 5 – must accept the Plan in order for the Plan to be considered accepted by each such Class as a whole.

ARTICLE VI
Treatment of Executory Contracts

6.1	Executory Contracts and Unexpired Leases.

Each executory contract or unexpired lease of any of the Debtors that has not expired by its own terms, been previously rejected by an order of the Bankruptcy Court or been assumed or assumed and assigned before the Confirmation Date shall be deemed rejected under Section 365 of the Bankruptcy Code on the Confirmation Date.

6.2	Bar Date for Rejection Damages Claims.

All proofs of Claim with respect to Rejection Damages Claims arising from the rejection of executory contracts or unexpired leases that are deemed rejected on the Confirmation Date pursuant to Section 6.1 of the Plan shall be Filed with the Bankruptcy Court by no later than thirty (30) days after the Effective Date. The Bankruptcy Court may extend this deadline as it deems necessary in the exercise of its discretion. This provision does not extend any deadline for the filing of a Rejection Damages Claim arising from an order rejecting such contract or lease entered prior to entry of the Confirmation Order, which deadline is controlled by such prior order.

6.3	Insurance.

Confirmation of the Plan and the occurrence of the Effective Date shall have no effect on insurance policies of the Debtors in which the Debtors are or were insured parties. To the extent that any insurance policies or related insurance agreements are deemed executory contracts, then, notwithstanding anything to the contrary in the Plan, the Plan shall constitute a motion to assume, assume and assign, or ratify such insurance policies or insurance agreements. Subject to the occurrence of the Effective Date, the entry of the Confirmation Order shall constitute approval of such assumption pursuant to Section 365 of the Bankruptcy Code and a finding by the Bankruptcy Court that such assumption is in the best interest of the Estates. Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed upon by the parties prior to the Effective Date, no payments shall be required to cure any defaults of the Debtors existing as of the Confirmation Date with respect to the respective insurance policy or insurance agreement assumed by the Debtors pursuant to this Section. Each insurance company is prohibited from, and the Confirmation Order shall include an injunction against, denying, refusing, altering or delaying coverage on any basis regarding or related to the Chapter 11 Cases, the Plan or any provision within the Plan, including any treatment or means of liquidation set out within the Plan for insured Claims.

ARTICLE VII
Means of Implementing the Plan

7.1	Vesting of Liquidating Trust Assets.

Upon the Effective Date, all Assets of the Estates are assigned by and through the Plan to the Liquidating Trust, including but not limited to: (i) all Cash held by the Debtors or Debtors’ Professionals in escrow on behalf of the Debtors or their Estates; (ii) any remaining personal property owned by the Debtors as of the Effective Date; and (iii) the Causes of Action.

In furtherance, and not in limitation of the foregoing, the Liquidating Trust shall be gifted $250,000 from BMO, which shall be paid as follows: (1) $100,000.00 from the first 2018 installment of the TriZetto Royalty Payments under the Stipulation (which has been paid to the Committee and is being held in trust by the Debtors’ counsel pending disbursement to the Liquidating Trust on or about the Effective Date); (2) $100,000.00 from the 2019 installment of the TriZetto Royalty Payments under the Stipulation; and (3) 50,000.00 from BMO’s recovery, if any, of the Fifth Third Account Funds.

7.2

TriZetto License Agreement. On the Effective Date, Q4 shall be automatically deemed to have assigned to BMO, without further act, notice, deed or court order, any and all rights, title and interest of Q4 in and to the TriZetto License Agreement.

7.3	Liquidating Trustee.

The Liquidating Trustee shall be Amherst Partners, LLC. The Liquidating Trustee shall be appointed as of the Effective Date and shall serve without bond. The Liquidating Trustee’s rights, duties and compensation are defined in the Liquidating Trust Agreement.

7.4	Trust Asset Administration.

The Liquidating Trustee shall administer the Liquidating Trust Assets under the Plan and the Liquidating Trust Agreement beginning on the Effective Date. The Liquidating Trustee shall be responsible for liquidating the Liquidating Trust Assets, making distributions of the Net Proceeds to the beneficiaries of the Liquidating Trust and all other activities typically related to trust administration. The Liquidating Trustee shall also be responsible for pursuing the Causes of Action, resolving Disputed Claims and Equity Interests and all other activities typically related to trust administration. The Liquidating Trustee shall oversee TriZetto Royalty Payments to BMO and BIP and, to the extent necessary, enforce the Liquidating Trust’s rights and remedies under the TriZetto Modification Agreement. Finally, the Liquidating Trustee shall file all necessary tax and 401(k) plan filings, statements and reports for the Debtors. The Committee estimates that the Liquidating Trust will remain operative for no more than 2 years; however, the Liquidating Trust may remain operative for a longer period of time if deemed necessary and appropriate by the Liquidating Trustee.

7.5	Retention and Preservation of Causes of Action.

The Liquidating Trustee shall retain, and may exclusively enforce, any claims, rights, or Causes of Action, and commence, pursue, and settle the Causes of Action in accordance with the Plan and the Liquidating Trust Agreement. The Liquidating Trustee shall have the exclusive right, authority and discretion to institute, prosecute, abandon, settle, or compromise any and all such claims, rights, and Causes of Action (i) without the consent or approval of any third party, and (ii) without any further order of the Bankruptcy Court, other than as provided for herein or in the Liquidating Trust Agreement.

The following summarizes potential Causes of Action to be assigned to the Liquidating Trust:

A.     Potential Preference Litigation.

During the ninety (90) days preceding the Petition Date, the Debtors paid approximately $8 million to Creditors, and may have made transfers to Insider

Creditors for a period up to one year preceding the Petition Date. These transfers may be recoverable as preferential transfers (the “Preferential Transfers”) under the Bankruptcy Code. The Liquidating Trust shall be assigned and shall be authorized to analyze and pursue all such Causes of Action upon the Effective Date, including the right to pursue avoidance actions under Chapter 5 of the Bankruptcy Code that were previously assigned to the Committee in the Final Order (I) Authorizing Secured Post-Petition Financing Pursuant to 11 U.S.C. § 364, (II) Authorizing Use of Cash Collateral Pursuant to 11 U.S.C. § 363, and (III) Granting Adequate Protection Pursuant to 11 U.S.C. §§ 361, 363, and 364 [Dkt. # 162]. All non-Insiders who were paid by one or more of the Debtors within 90 days prior to the Petition Dates, and all Insiders who were paid by one or more of the Debtors within one year prior to the Petition Dates, are potential defendants in such Causes of Action.

B.     Potential Fraudulent Transfer Claims.

The Liquidating Trustee will have the authority to bring claims against potential defendants to recovery fraudulent transfers under state or federal law. Any party that was paid by one or more of the Debtors within two (2) years prior to the Petition Date is a potential defendant of a fraudulent transfer Cause of Action brought under Section 548 of the Bankruptcy Code, and any party that was paid by one or more of the Debtors within four (4) years prior to the Petition Date is a potential defendant of a fraudulent transfer Cause of Action brought under state law.

C.     Other Potential Litigation against Insiders and Related Parties.

The Liquidating Trustee will have authority to investigate and bring additional claims against potential defendants, including the Criminal Defendants and other Insiders as investigation may warrant, based on other applicable federal or state statutes or common law theories including but not limited to: (i) breaches of fiduciary duties; (ii) aiding and abetting breaches of fiduciary duties; (iii) piercing the corporate veil; (iv) conversion; (v) fraud; (vi) negligence; (vii) negligent misrepresentation; (viii) waste of corporate assets; (ix) malpractice; (x) breach of contract; (xi) subrogation; and (xii) equitable subordination of Claims. The proceeds of any of these litigation claims will be distributed under the Plan. The Liquidating Trustee will have standing to bring both direct and derivate claims of the Estates.

The above list of potential causes of action against potential defendants is not exhaustive, and any failure to list a specific Cause of Action or defendant in this Plan is because such Cause of Action or defendant is not known to the Plan Proponents at this time. On behalf of the Estates, the rights to any Cause of Action that may be identified after the Effective Date are preserved for the Liquidating Trustee. The recoveries, if any, from any litigation brought by the Liquidating Trustee will depend on many factors, which cannot be predicted at this time. The Liquidating Trustee may elect not to pursue certain or any Causes of Action if the Liquidating Trustee deems such pursuit not to be in the best interest of the Estates or the Liquidating Trust.

All Causes of Action, other than those expressly settled or released in the Plan, shall survive confirmation and the commencement of prosecution of Causes of Action shall not be barred or limited by any estoppel, whether judicial, equitable or otherwise. The Liquidating Trustee’s right to commence and prosecute Causes of Action (including Avoidance Actions) shall not be abridged or materially altered in any manner by reason of confirmation of the Plan. No defendant party to any Cause of Action (including an Avoidance Action) shall be entitled to assert any defense based, on whole or in part, upon confirmation of the Plan, and confirmation of the Plan shall not have any res judicata or collateral estoppel effect upon the commencement and prosecution of Causes of Action (including Avoidance Actions).

7.6	Liquidating Trustee’s Professionals.

Upon his appointment, the Liquidating Trustee may retain his own professionals (“Trust Professionals”) as he may deem necessary in accordance with the Liquidating Trust Agreement. Trust Professionals may include legal counsel, accountants, experts, advisors, consultants, investigators, appraisers, real estate brokers, auctioneers and other professionals whose retention and employment the Liquidating Trustee deems appropriate. Trust Professionals do not need to be “disinterested” as defined by the Bankruptcy Code, and may include the attorneys and financial advisors employed by any party in the Chapter 11 Cases. The Liquidating Trustee may retain such Professionals without further approval from the Bankruptcy Court.

Upon accepting his appointment as Liquidating Trustee, the Liquidating Trustee may Trust retain his own non-professionals (“Non-Professionals”, referred to collectively with Professionals as “Retained Parties”) without seeking approval from any court or third party. Non-Professionals may include employees, independent contractors, or other agents whose retention and employment the Liquidating Trustee deems appropriate. Non-Professionals do not need to be “disinterested” as defined by the Bankruptcy Code, and may include employees, independent contractors, and agents of any party in the Chapter 11 Cases for efficiency.

The Liquidating Trustee’s retention of a Retained Party is deemed not to pose any conflict of interest, and no conflict shall exist by virtue of the filing of applications by Professionals for allowance of Administrative Claims according to the Liquidating Trust Agreement or the Plan.

The Trust Professionals’ fees shall be paid from Liquidating Trust Assets pursuant to the terms of the Plan and the Liquidating Trust Agreement. Such fees will be paid as a priority over other Plan Creditors. The amount of fees and expenses of the Liquidating Trustee and his Trust Professionals shall be included in the quarterly financial reports to the United States Trustee and the semi-annual reports to be filed by the Liquidating Trustee under the Plan.

7.7	Case Administration.

Beginning on the Effective Date and continuing through the date that a final decree closing the Chapter 11 Cases is entered under Section 350 of the Bankruptcy Code and Bankruptcy Rule 3022, the Liquidating Trustee shall possess the rights of a party in interest under Section 1109(b) of the Bankruptcy Code for all matters arising in, arising under or related to the Chapter 11 Cases.

For all matters arising in, arising under or related to the Chapter 11 Cases, the Liquidating Trustee shall:

a)	have the right to appear and be heard on matters brought before the Bankruptcy Court or other courts of competent jurisdiction;

b)	have the right to obtain records of, or related to, the Debtors (including bank statements and cancelled checks);

c)	be entitled to notice and opportunity for hearings;

d)	be entitled to participate in all matters brought before the Bankruptcy Court, including adversary proceedings;

e)	have exclusive standing including derivative standing to pursue Causes of Action on behalf of the Debtors;

f)	be entitled to liquidate the Liquidating Trust Assets without further Bankruptcy Court approval, including all personal property;

g)	be entitled to request the Bankruptcy Court to enter a final decree closing the Chapter 11 Cases; and

h)	be entitled to receive notice of all applications, motions and other papers and pleadings set before the Bankruptcy Court in the Chapter 11 Cases.

7.8	Liquidating Trustee - Court Approvals.

The Liquidating Trustee will need approval of the Bankruptcy Court for the following actions:

a)	The sale or liquidation of an Estate asset for a Cash amount equal to or greater than $100,000;

b)	The settlement of a Cause of Action for which damages of $250,000 or more had been sought;

c)	The allowance of a Disputed Claim in an Allowed Amount equal to or greater than $250,000; and

d)	The granting of a release of any Insider entered into on behalf of the Debtors’ Estates.

In addition, the Liquidating Trustee may, in his discretion, seek Bankruptcy Court approval of any other action undertaken on behalf of the Liquidating Trust.

7.9	Conditions to Effective Date.

The following are conditions precedent to the occurrence of the Effective Date: (i) entry of the Confirmation Order by the Bankruptcy Court, which shall not have been stayed, and if it is the subject of any appeal, reconsideration or other review, no stay of the Confirmation Order shall be in effect; (ii) execution and delivery of the Liquidating Trust Agreement, in form and substance satisfactory to the Committee, including the occurrence of all conditions precedent to the effectiveness of the Liquidating Trust Agreement; (iii) delivery or effectuation of all other documents or agreements necessary to consummate the Plan; and (iv) appointment of the Liquidating Trustee by the Committee upon notice to the Bankruptcy Court.

Upon the satisfaction of these conditions to the Effective Date, the Liquidating Trustee shall file and serve a notice of Effective Date upon all Holders of Claims or Equity Interests, the U.S. Trustee, and all other parties in interest who have requested notice in the Chapter 11 Cases.’’3 The Plan Proponents anticipate that absent an appeal of the Confirmation Order, the Effective Date will occur approximately fifteen (15) days following entry of thereof.

3 The Liquidating Trustee shall serve the notice of Effective Date by the following means: (a) by CM/ECF upon all parties who have requested notice and service of pleadings in the Chapter 11 Cases via CM/ECF; (b) by First-Class Mail, postage prepaid, to all “Known Creditors” (defined below); (c) by First-Class Mail, postage prepaid, on “Known Equity Interest Holders” (defined below); and (d) on all parties in interest by publication notice in a newspaper of national circulation. “Known Creditors” shall mean all persons or entities who have not requested notice and service of pleadings via CM/ECF in the Chapter 11 Cases, but: (i) are listed in any of the Debtors’ Schedules and statements of financial affairs as holding liquidated, non-contingent, and undisputed claims, or their transferees; (ii) have filed a proof of Claim in any of the Chapter 11 Cases on or before the applicable Claims bar date; (iii) are counterparties to unexpired leases and executory contracts who neither filed a proof of Claim nor are Scheduled on the Debtors’ Schedules F; or (iv) are any other Creditors with whom the Debtors did business after the Petition Date and may therefore hold Administrative Claims. “Known Equity Interest Holders” shall mean all Holders of record of Equity Interests in Q4 as enumerated in that certain Corporate Ownership Statement [Dkt. #6]. Known Equity Interest Holders shall exclude Equity Interest Holders who hold shares in street name through nominees registered with Cede & Company.

7.10	Administrative Claim Bar Date and Professional Fee Bar Date.

All Persons requesting payment of Administrative Claims, including but not limited to Claims under Section 503(b)(9) of the Bankruptcy Code, shall file a request for payment of Administrative Claim with the Bankruptcy Court no later than the Administrative Claims Bar Date, which shall be thirty (30) days after the Effective Date. The Administrative Claims Bar Date shall not apply to Professionals requesting payment of Professional Fee Claims, who shall be entitled to file an application for allowance of such Claims until not later than forty-five (45) days after the Effective Date. Nor shall the Administrative Claims Bar Date apply to U.S. Trustee Fees. Objections to such applications for payment (whether by Professionals requesting payment of Professional Fee Claims or Persons requesting payment of Administrative Claims), if any, must be written, filed with the Bankruptcy Court and served on the applicable parties within twenty-one (21) days after such application is filed.

7.11	Governmental Claims Bar Date and Supplemental Q4 Governmental Claims Bar Date.

The bar dates for the filing of Governmental Claims, including but not limited to claims under Section 502(b)(9) of the Bankruptcy Code, were December 26, 2017, for a Governmental Claim against Q4, and May 7, 2018 for a Governmental Claim against Stratitude. As not all Holders of Governmental Claims against Q4 received notice of the applicable bar date, all such Holders shall have until the Supplemental Q4 Governmental Claims Bar Date to file any proofs of Claim with the Bankruptcy Court, which bar date shall be sixty (60) days after the Effective Date.

Unless otherwise ordered by the Bankruptcy Court, Governmental Claims not timely Filed by such bar dates, or not otherwise listed in the applicable Debtor’s Schedules as liquidated, non-contingent and undisputed, shall be deemed Disallowed upon the later of the Effective Date of the Plan or the Supplemental Q4 Governmental Claims Bar Date, as applicable.

7.12	General Unsecured Claims and Insider Claims Bar Date.

The bar dates for the filing of General Unsecured Claims and Insider Claims were September 29, 2017, for a General Unsecured Claim or Insider Claim against Q4, and May 7, 2018 for a General Unsecured Claim or Insider Claim against Stratitude. General Unsecured Claims and Insider Claims not timely Filed by such bar dates, or not otherwise listed in the applicable Debtor’s Schedules as liquidated, non-contingent and undisputed, shall be deemed Disallowed upon the Effective Date of the Plan, unless otherwise ordered by the Bankruptcy Court.

7.13	Termination of the Creditors’ Committee.

The Committee shall terminate automatically upon the Effective Date. Upon its termination, the Committee shall be dissolved and its members shall be deemed released of their duties and responsibilities in connection with the Chapter 11 Cases and the Plan and its implementation, and the retention or employment of the Committee’s counsel shall terminate, except for ministerial duties or any duties imposed by the Plan (including filing applications for allowance and payment of Professional Fee Claims).

7.14	Officers and Directors of the Debtors.

Upon the Effective Date, all officers and directors of the Debtors, as the case may be, shall be automatically deemed to have resigned from such positions, without further act, notice, deed or court order.

7.15	Filing Additional Documents.

On or before the Effective Date of the Plan, the Plan Proponents shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, including the final Liquidating Trust Agreement.

7.16	Notices.

Any notice required or permitted to be provided under the Plan shall be in writing and served by either: (i) certified mail, return receipt requested, postage prepaid; (ii) hand delivery; or (iii) reputable overnight delivery service, freight prepaid, addressed to the following:

Michael A. Brandess, Esq.

Sugar Felsenthal Grais & Helsinger LLP

30 N. LaSalle St., Ste. 3000

Chicago, IL 60602

Counsel for the Committee

Roman L. Sukley, Esq.

Office of United States Trustee

219 S. Dearborn St.

Chicago, IL 60604

Office of the United States Trustee

Amherst Partners, LLC

Attn:     James Morden and Sheldon Stone

255 East Brown St., Ste. 120

Birmingham, MI 48009

Proposed Liquidating Trustee

Chad H. Gettleman, Esq.

Erich S. Buck, Esq.

Adelman & Gettleman, Ltd.

53 W. Jackson Blvd., Suite 1050

Chicago, IL 60604

Counsel for the Debtors

7.17	Minimum Distributions.

The Liquidating Trustee shall not be required to make any single interim or final distribution to a creditor in an amount less than twenty-five dollars ($25.00).

7.18	Permanent Injunction.

From and after the Confirmation Date, all Holders of Claims against the Debtors, whether or not they are entitled to and/or have Filed proofs of Claim in the Chapter 11 Cases on or before the applicable bar date, and their respective heirs, legal representatives, officers, directors, shareholders, employees, partners, members, subsidiaries, affiliates, representatives, agents, insurers, successors and assigns, as the case may be, shall be and are hereby permanently stayed, restrained, and enjoined from taking one or more of the following actions against the Debtors, the Liquidating Trustee and the Liquidating Trust, and all of their respective heirs, legal representatives, officers, directors, shareholders, agents, employees, representatives, attorneys, successors and assigns, and each of them (collectively, the “Subject Parties”, and each, a “Subject Party”), for the purpose of, directly or indirectly, by claim, cross-claim, or setoff, collecting, recovering or receiving payment of, or recovery on or with respect to any Claims against the Debtors or the Estates arising out of, under, or related to the Chapter 11 Cases (the “Enjoined Claims”), whether such Enjoined Claim is presently known or unknown, or is presently asserted or assertable, directly or derivatively (other than actions brought to enforce any right or obligation under the Plan, or otherwise in favor of the Debtors, which actions shall be heard by the Bankruptcy Court pursuant to Section 10.1 of the Plan):

a)

with respect to the Enjoined Claims, commencing, conducting or continuing in any manner, directly or indirectly, any suit, action, claim, cross-claim, or other proceeding (including, without limitation, any suit, action, claim, cross-claim, or other proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Subject Parties, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, the Subject Parties, or any property of any such transferee or successor;

b)

with respect to the Enjoined Claims, enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree or other order against the Subject Parties, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, the Subject Parties, or any property of any such transferee or successor;

c)

with respect to the Enjoined Claims, creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance against the Subject Parties, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, the Subject Parties, or any property of any such transferee or successor;

d)

with respect to the Enjoined Claims, setting off, seeking reimbursement of, contribution from or subrogation against or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to the Subject Parties, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, the Subject Parties; and

e)

with respect to the Enjoined Claims, proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the terms of the Plan, except in conformity and compliance herewith.

Nothing herein shall be deemed to enjoin a Holder of a Claim from enforcing any Claim against a Subject Party based on such Subject Party’s fraud or willful misconduct.

Notwithstanding anything to the contrary herein, this injunction shall not enjoin any of the Subject Parties from asserting claims, cross-claims, counterclaims, demands, setoffs, recoupments, arguments, defenses or otherwise against any Claims filed in the Chapter 11 Cases against them or otherwise held by any party, all of which rights are hereby expressly preserved. This injunction is an integral part of the Plan because it: (1) enjoins actions which threaten the integrity of the Estates; (2) facilitates the expeditious and effective performance of the Plan; (3) guards against collateral attack or interference with the consummation of the Plan and improper use of the Liquidating Trust Assets; and (4) protects the rights, interests and claims of the Subject Parties and all Creditors in the Chapter 11 Cases. As such, the provisions of this injunction shall be construed as broadly as the law and English language permit.

Nothing contained herein (i) shall relieve or diminish the duties, responsibilities or obligations of the Subject Parties as set forth in the Plan; or (ii) impair any parties’ right to appear or bring an action in the Bankruptcy Court to enforce or assert any right or obligation under the Plan.

If notwithstanding the permanent injunction in favor of the Subject Parties set forth herein, any suit, action, claim, cross-claim, or other proceeding (including, without limitation, any suit, action, claim, cross-claim, or other proceeding in a judicial, arbitral, administrative or other forum) is brought against or affects the Subject Parties in violation of the terms of the Plan prior to the distribution of all monies of the Liquidating Trust on deposit, the Liquidating Trustee shall, in his reasonable business judgment, be entitled to withhold from distribution to holders of Allowed Claims that amount of monies of the Liquidating Trust on deposit which the Subject Parties believe will be necessary to pay for any and all judgments, claims, damages, costs and expenses, including reasonable attorneys’ fees and expenses, incurred or estimated to be incurred by the Subject Parties pending the entry of a Final Order resolving such dispute(s). Upon the entry of a Final Order resolving such dispute(s), the Liquidating Trustee shall proceed to distribute any and all such funds withheld and not expended in accordance with the terms of the Plan.

7.19	Binding Effect.

The provisions of the Plan, the Confirmation Order and any associated findings of fact or conclusions of law shall bind the Debtors, any entity acquiring property under the Plan and any Creditor of or Equity Interest Holder in the Debtors, whether or not the Claim of such Creditor or Equity Interest Holder is Impaired under the Plan and whether or not such Creditor or Equity Interest Holder has accepted the Plan.

7.20	Term of Bankruptcy Stays.

All stays provided for in the Chapter 11 Cases under Sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect through the termination of the Liquidating Trust.

7.21	Exculpation and Limitation of Liability.

The Committee and the respective officers, directors, shareholders, members, financial advisors, attorneys and other professionals of the Committee and the Debtors (collectively, the “Exculpated Parties,” and each, an “Exculpated Party”), will neither have nor incur any liability to any entity for any action in good faith taken or omitted to be taken after the Petition Date through the Effective Date in connection with or related to the Chapter 11 Cases or the formulation, preparation, dissemination, implementation, confirmation or consummation of the Plan, the Disclosure Statement, or any agreement created or entered into in connection with the Plan; provided, however, that this limitation will not affect or modify the obligations created under the Plan, or the rights of any Holder of an Allowed Claim or Equity Interest to enforce its rights under the Plan, and shall not release any action (or inaction) constituting willful misconduct, fraud or gross negligence (in each case subject to determination of such by Final Order of a court of competent jurisdiction); provided further that any Exculpated Party shall be entitled to reasonably rely upon the advice of counsel with respect to its duties and responsibilities (if any) under the Plan. Without limiting the generality of the foregoing, each Exculpated Party shall be entitled to and granted the protections of Section 1125(e) of the Bankruptcy Code. Except as specifically set forth in the Plan, no provision of the Plan or the Disclosure Statement shall be deemed to act to or release any claims, litigation claims or rights, or liabilities that the Debtors or their Estates may have against any entity or person for any act, omission, or failure to act that occurred prior to the Petition Date, nor shall any provision of the Plan be deemed to act to release any litigation or litigation claims.

7.22	Semi-Annual Reports.

In addition to quarterly reports required to be filed and delivered to the Office of United States Trustee, the Liquidating Trustee shall periodically file reports (each a “Semi-Annual Report”) with the Bankruptcy Court containing:

a)	a description of all distributions to beneficiaries during the period covered by the Semi-Annual Report;

b)	a summary of the Liquidating Trust deposits and disbursements during the period covered by such Semi-Annual Report; and

c)	a summary of the Liquidating Trust Assets.

The Liquidating Trustee shall file the Semi-Annual Reports with the Bankruptcy Court within 30 days after June 30 and December 31 of each calendar year during the term of this Liquidating Trust Agreement following the Effective Date. The first Semi-Annual Report shall be due January 30, 2019.

7.23	Substantive Consolidation.

The Debtors are not substantively consolidated. The Liquidating Trustee and his Trust Professionals shall keep maintain records bifurcating the assets and liabilities of each Debtor.

The Liquidating Trustee shall retain the authority to seek substantive consolidation of the Debtors at any time following the Effective Date upon Motion to the Bankruptcy Court, pursuant to the terms of the Plan, the Confirmation Order and this Liquidating Trust Agreement. Upon the Bankruptcy Court’s approval of the substantive consolidation of the Debtors, the Liquidating Trustee will file a notice with the Bankruptcy Court (the “Substantive Consolidation Notice”) and serve the Substantive Consolidation Notice on all parties who have requested service in the Chapter 11 Cases.

7.24	Wind Down.

The Liquidating Trustee will conduct the orderly wind down of the Debtors which, pursuant to the terms of the Liquidating Trustee Agreement, shall include formal dissolution of Q4 and may, in the Liquidating Trustee’s sole discretion, include formal dissolution of Stratitude. The Liquidating Trustee shall, following dissolution of Q4 and/or Stratitude, as the case may be, retain the authority and have standing to continue or assert claims or pursue matters on behalf of such Debtor(s) to the extent necessary to preserve, protect and liquidate the Liquidating Trust Assets or otherwise necessary to administer the Liquidating Trust.

7.25	Extinguishment of Q4 Equity Interests.

Upon the Effective Date, any and all Equity Interests in Q4 shall be deemed extinguished and of no further force or effect. The Liquidating Trustee shall not issue any new Equity Interests in Q4.

7.26	Closing of the Chapter 11 Cases.

The Chapter 11 Cases shall not be closed, or if closed shall remain subject to reopening under Section 350 of the Bankruptcy Code, until the Liquidating Trust Assets have been fully administered.

ARTICLE VIII
Modification of the Plan; Releases

8.1	Modification of the Plan.

     The Plan and related documents may be altered, amended or modified by the Committee before or after the Confirmation Date, as provided in Section 1127 of the Bankruptcy Code and the Bankruptcy Rules.

     The Plan is self-executing. Except as expressly set forth in the Plan, the Debtors and the Committee shall not be required to execute any newly created documents to evidence the Claims, Liens or terms of repayment to the Holder of any Allowed Claim. The terms of the Plan will exclusively govern payments to Creditors    and any other rights of Creditors as against the Debtors and their property.

8.2	Releases.

On the Effective Date of the Plan, and notwithstanding any other provisions of the Plan, the Debtors and the Liquidating Trustee shall fully release and discharge, and shall be deemed to have fully released and discharged, BMO, BIP, the Committee and its members, Robert Steele (“Steele”), Michael Silverman (“Silverman”), Bradley A. Buxton (“Buxton”), Aparna Radeekesh (“Radeekesh”), and each of their respective principals, employees, agents, officers, directors, shareholders, professionals, legal representatives, successors and assigns, as well as Silverman Consulting, Inc., Adelman & Gettleman, Ltd., Livingstone Partners LLC, and Sugar Felsenthal Grais & Helsinger LLP (collectively, the “Released Parties”, and each, a “Released Party”), from any and all causes of action, claims, obligations, damages, costs, losses, expenses and liabilities of any kind or nature whatsoever, whether known or unknown, whether assertable directly or derivatively, at law or in equity, liquidated or unliquidated, arising out of, under or related to the Debtors; the Estates; the Chapter 11 Cases; Steele’s, Silverman’s, Buxton’s and Radekeesh’s prior services as directors, officers and/or employees of the Debtors, as the case may be; or other occurrence taking place on or before the Effective Date; provided, however, nothing herein shall be deemed to release any claims or causes of action against a Released Party based on such Released Party’s fraud or willful misconduct.

8.3	SEC Carveout.

Notwithstanding any provision herein to the contrary or an abstention from voting on the Plan, no provision of the Plan, or any order confirming the Plan: (i) releases any non-debtor person or entity (including any Subject Parties, Exculpated Parties or Released Parties) from any Claim or cause of action of the U.S. Securities and Exchange Commission (“SEC”); or (ii) enjoins, limits, impairs or delays the SEC from commencing or continuing any Claims, causes of action, proceedings or investigations against any non-debtor person or entity (including any Subject Parties, Exculpated Parties or Released Parties) in any forum.

ARTICLE IX
General Provisions

9.1	Headings for Convenience Only.

The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the meanings of the sections to which they pertain.

9.2	U.S. Trustee Fees.

Following the Effective Date, the Liquidating Trustee shall pay quarterly fees accrued during the post-Confirmation Date period to the U.S. Trustee.

9.3	Interest and Penalties.

Except as otherwise provided herein, or required by the Bankruptcy Code, no interest or penalties accruing from and after the relevant Petition Date on an Allowed Claim against Q4 or Stratitude shall be paid on such Allowed Claim nor shall any Creditor claiming any such interest or penalty be entitled to have its Claim for interest or penalty Allowed for payment pursuant to the Plan.

9.4	Objections to Claims.

The Liquidating Trustee shall have standing to file objections to Claims, even if such Claims were scheduled by the Debtors as undisputed, liquidated and non-contingent. Notwithstanding any prior order of the Bankruptcy Court to the contrary, the Liquidating Trustee shall have until October 13, 2018 (unless extended by an order of the Bankruptcy Court) to file objections to Claims. If the Liquidating Trustee has objected to a Claim, payment will be withheld only with respect to the amount actually in dispute, and such objection shall not affect payments or distributions under the Plan on the undisputed portion of the Claim. Notwithstanding the deadline to file objections to Claims provided under the Plan, the Liquidating Trustee may file objections to claims within ninety (90) days of the filing of an amended Claim.

9.5	Disputed Claims and Equity Interests.

No distribution shall be made to the Holders of Disputed Claims or Equity Interests until the dispute is resolved either by agreement or by order of the Bankruptcy Court. Distributions to the Holders of Allowed Claims or Equity Interests shall not be held back pending resolution of Disputed Claims or Equity Interests. However, in the event a distribution is made to the Holders of Allowed Claims or Equity Interests in a given Class under the Plan before all Disputed Claims or Equity Interests in such Class have been resolved, sufficient funds shall be held back to pay the Pro Rata share due the Holders of Disputed Claims or Equity Interests in such Class in the event the dispute is resolved against the Debtors.

9.6	Setoff.

The Liquidating Trustee, as applicable, may, but shall not be required to, set off against any Claim or Equity Interest, claims of any nature whatsoever that a Debtor may have against the Holder of such Claim or Equity Interest; provided, however, neither the failure to do so nor the allowance of any Claim or Equity Interest hereunder shall constitute a waiver or release by the Liquidating Trustee of any such claim that the

Debtor may have against such Holder, unless otherwise agreed to in writing by such Holder and the Liquidating Trustee.

9.7	Lapsed Distributions.

Any distributions that have not been deposited and cleared to the recipient’s bank account or other financial institution within 90 days of the date of the distribution will lapse. Lapsed distributions will revert to the Liquidating Trust and be distributed to the remaining beneficiaries of the Liquidating Trust under the terms of the Plan and Liquidating Trust Agreement.

9.8	Undeliverable and Unclaimed Distributions.

If any distribution is returned to the Liquidating Trustee as undeliverable without forwarding information, no further distributions will be made on the Claim at issue, unless the Liquidating Trustee is notified in writing of the appropriate address to submit the distribution. Upon receipt of a notice of appropriate address, the Liquidating Trustee will remit any missed distributions to the relevant party without interest.

All unclaimed distributions will revert to the Liquidating Trust, and distributed Pro Rata to the remaining beneficiaries of the Liquidating Trust.

The Liquidating Trustee shall not be required to attempt to locate any Holder of an Allowed Claim. If a distribution on an Allowed Claim is returned to the Liquidating Trustee as undeliverable but includes specific forwarding information, the Liquidating Trustee shall attempt to make the distribution using the forwarding information provided.

Any unclaimed distributions that are not redistributed to remaining beneficiaries because such redistributions fall below the distribution threshold of $25 to individual beneficiaries, or remain uncashed for any other reason after ninety (90) days following such redistribution, may be, at the Liquidating Trustee’s option and net of costs, deposited with the Clerk or Court, or donated cy pres to an Illinois not for profit organization providing legal services to the underserved to be chosen by the Liquidating Trustee.

9.9	Confirmation under Section 1129(b).

To the extent necessary, pursuant to Section 1129(b) of the Bankruptcy Code, the Plan Proponents intend to request that the Bankruptcy Court confirm the Plan if all applicable requirements of Section 1129(a) of the Bankruptcy Code, other than Section 1129(a)(8), are met.

9.10	Severability.

Should any provision of the Plan be determined to be unenforceable, such determination shall not impair, limit or otherwise affect the enforceability of any other provision of the Plan.

9.11	Binding Effect.

Except as otherwise provided in 11 U.S.C. § 1143(d)(3), and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the Provisions of the Plan shall bind any Holder of a Claim against, or Equity Interest in, the Debtors, or either of them, and such Holder’s respective successors and assigns, whether or not such Claim or Equity Interest is impaired under the Plan and whether or not such Holder has accepted the Plan.

9.12	Subordination Rights.

The classification and manner of satisfying all Claims and Equity Interests and the respective distributions and treatments hereunder take into account and conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with the contractual, legal, and equitable subordination rights relating thereto, whether arising under contract, general principles of equitable subordination, Section 510(b) of the Bankruptcy Code, or otherwise. All subordination rights that a Holder of a Claim or Equity Interest may have with respect to any distribution to be made under the Plan shall be implemented through the Plan, and all actions by such Holder of a Claim or Equity Interest related to the enforcement of such subordination rights shall be enjoined permanently. The provisions of any contractual or structural subordination of Claims or Equity Interests shall remain enforceable by the Liquidating Trustee on behalf of the Estates and the Liquidating Trust after the occurrence of the Effective Date. Without limitation hereunder, the Liquidating Trustee, on behalf of the Estates and the Liquidating Trust, may likewise enforce any right of the Debtors or their Estates to equitably or otherwise subordinate Claims under Section 510 of the Bankruptcy Code, which rights are deemed transferred to, remain and are preserved in the Liquidating Trust Assets, except as otherwise expressly set forth herein or as expressly provided in a Final Order of the Bankruptcy Court in the Chapter 11 Cases.

9.13	Exemption from Section 1146.

Pursuant to Section 1146(a) of the Bankruptcy Code, under the Plan, the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer under the Plan, may not be taxed under any law imposing a stamp tax or similar tax. To the extent that the Plan Proponents or Liquidating Trustee elect to sell any property prior to or after the Confirmation Date, such sales of property will be exempt from any transfer taxes in accordance with Section 1146(a) of the Bankruptcy Code. Any subsequent issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer under the Plan in the Chapter 11 Cases shall be deemed to be or have been done in furtherance of the Plan.

9.14	Compliance with Applicable Law.

It is intended that the provisions of the Plan (including the implementation thereof) be in compliance with all applicable laws and any rules and regulations promulgated thereunder. If the Debtors and the Committee conclude that the Plan may not comply with applicable law, then in such event the Debtors and the Committee intend to amend the Plan in such respect as they deem necessary to bring the Plan into compliance therewith.

9.15	Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, the rights duties and obligations arising under this Plan shall be governed by, construed and enforced in accordance with, the laws of the State of Illinois.

ARTICLE X
Retention of Jurisdiction

10.1

The Bankruptcy Court shall retain jurisdiction over the Chapter 11 Cases, and over the Liquidating Trust, subsequent to the Confirmation Date to the fullest extent permitted under Section 1334 of Title 28 of the United States Code, including, without limitation, for the following purposes:

a)	To determine any requests for subordination pursuant to the Plan and Bankruptcy Code Section 510, whether as part of an objection to Claim or otherwise;

b)	To determine any motion for the sale of the Debtors’ property, or to compel re-conveyance of a Lien against or Interest in such property upon payment, in full, of a Claim secured under the Plan;

c)

To determine any and all proceedings related to allowance of Claims or objections to the allowance of Claims, including objections to the Classification of any Claim and determination of any deficiency Claim following any event of default under the Plan, and including, on an appropriate motion pursuant to Bankruptcy Rule 3008, reconsidering Claims that have been Allowed or Disallowed prior to the Confirmation Date;

d)	To determine any and all applications of Professionals and any other fees and expenses authorized to be paid or reimbursed in accordance with the Bankruptcy Code or the Plan;

e)

To determine any and all pending applications for the assumption or rejection of executory contracts, or for the assumption and assignment of unexpired leases to which the Debtors are a party or with respect to which the Debtors may be liable, and to hear and determine and, if necessary, liquidate any and all Claims arising therefrom;

f)

To hear and determine any and all actions initiated by the Liquidating Trustee to collect, realize upon, reduce to judgment or otherwise liquidate any Claim, to the extent that such Claim was property of the Estates prior to the Effective Date;

g)

To determine any and all applications, motions, adversary proceedings and contested or litigated matters whether pending before the Bankruptcy Court on the Confirmation Date or filed or instituted after the Confirmation Date, including, without limitation, proceedings under the Bankruptcy Code or other applicable law seeking to avoid and recover any transfer of an interest of the Debtors in property or of obligations incurred by the Debtors, or to exercise any rights pursuant to Sections 506, 544-551, and 553 of the Bankruptcy Code;

h)

To modify the Plan, or to remedy any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court (including the Confirmation Order), the Plan, or the Disclosure Statement in such manner as may be necessary to carry out the purposes and effects of the Plan;

i)	To determine disputes regarding title of the property of the Estates claimed to be property of the Estates or of the Debtors, but not as to title to real property acquired after the Effective Date;

j)	To ensure that the distributions to Holders of Claims are accomplished in accordance with the provisions of the Plan and the Liquidating Trust Agreement;

k)	To liquidate or estimate any undetermined Claim or Equity Interest;

l)	To enter such orders as may be necessary to consummate and effectuate the operative provisions of the Plan, including actions to enjoin enforcement of Claims inconsistent with the terms of the Plan;

m)

To hear and determine disputes concerning any event of default or alleged event of default under the Plan, as well as disputes concerning remedies upon any event of default, including but not limited to determination of the commercial reasonableness of the disposition of any collateral that is the subject of any liens granted under the Plan;

n)	To hear any other matter not inconsistent with Chapter 11 of the Bankruptcy Code;

o)	To enter a final decree closing the Chapter 11 Cases;

p)	To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked or vacated; and

q)	To determine such other matters as may arise in connection with the Plan, the Disclosure Statement, or the Confirmation Order.

10.2

If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction, over any matter arising out of the Chapter 11 Cases, this post-confirmation jurisdiction section shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

Remainder of Page Intentionally Blank

Respectfully submitted,

QUADRANT 4 SYSTEM CORPORATION and STRATITUDE, INC.

By: /s/ Erich S. Buck

           One of their attorneys

Chad H. Gettleman, Esq. (ARDC #944858)

Erich S. Buck, Esq. (ARDC #6274635)

Nicholas R. Dwayne, Esq. (ARDC #6308927)

Adelman & Gettleman, Ltd.

53 W. Jackson Blvd., Ste. 1050

Chicago, Illinois 60604

Telephone: 312.435.1050

Facsimile: 312.435.1059

Counsel to the Debtors

THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

By: /s/ Michael A. Brandess

           One of its attorneys

Mark S. Melickian, Esq. (ARDC #6229843)

Michael A. Brandess, Esq. (ARDC #6299158)

Sugar Felsenthal Grais & Helsinger LLP

30 N. LaSalle St., Ste. 3000

Chicago, Illinois 60602

Telephone: 312.704.9400

Facsimile: 312.372.7951

Counsel to the Official Committee of Unsecured Creditors

EXHIBIT 1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF ILLINOIS

EASTERN DIVISION

In re	Chapter 11

QUADRANT 4 SYSTEM CORPORATION, et al.[7]	Case No. 17-19689 (Jointly administered)

Debtors.	Honorable Jack B. Schmetterer

Quadrant 4 Liquidating Trust Agreement

Chad Gettleman, Esq. (944858)

Erich S. Buck, Esq. (6274635)

Nicholas R. Dwayne, Esq. (6308927)

Adelman & Gettleman, Ltd.

53 W. Jackson Blvd., Ste. 1050

Chicago, Illinois 60604

Telephone: 312.435.1050

Facsimile: 312.435.1059

Counsel to the Debtors

Mark S. Melickian, Esq. (6229843)

Michael A. Brandess, Esq. (6299158)

Sugar Felsenthal Grais & Helsinger LLP

30 N. LaSalle St., Ste. 3000

Chicago, Illinois 60602

Telephone: 312.704.9400

Facsimile: 312.372.7951

Counsel to the Official Committee of Unsecured Creditors

1 The Debtors in these jointly-administered Chapter 11 cases are Quadrant 4 Systems Corporation and Stratitude, Inc.

Quadrant 4 Liquidating Trust Agreement

Preamble

This Agreement (the “Liquidating Trust Agreement”), made as of _________, 2018, by and among the Debtors, the Official Committee of Unsecured Creditors (the “Committee”), and Amherst Partners, LLC, not individually but solely as trustee (the “Liquidating Trustee”) (the signatories, collectively, the “Parties”) for the Liquidating Trust created and defined by this Liquidating Trust Agreement according to the Joint Plan Of Liquidation of Quadrant 4 System Corporation and Stratitude, Inc. and the Official Committee of Unsecured Creditors Dated June 1, 2018 (the “Plan”), confirmed by the Bankruptcy Court under the Order Confirming the Plan (the “Confirmation Order,” referred to collectively with the Plan and Liquidating Trust Agreement as the “Plan Documents”). 8

Recitals

A.

On June 29, 2017 (the “Q4 Petition Date”), Quadrant Four System Corporation (“Q4”) filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code, commencing its Chapter 11 case. Since the Q4 Petition Date, Q4 has remained in possession of its assets and has continued to operate its businesses as a debtor in possession in accordance with Sections 1107(a) and 1108 of the Bankruptcy Code.

B.

On October 13, 2017 (the “Stratitude Petition Date”), Stratitude, Inc. (“Stratitude”) a wholly-owned subsidiary of Q4, filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code, commencing its own Chapter 11 case. Since the Stratitude Petition Date, Stratitude has remained in possession of its assets and has continued to operate its businesses as a debtor in possession in accordance with Sections 1107(a) and 1108 of the Bankruptcy Code.

C.

On October 19, 2017, this Court entered an order holding that the Q4 and Stratitude Chapter 11 cases would be jointly administered for procedural purposes only with the Q4’s Chapter 11 case serving as the lead case [Dkt. No. 192].

D.

The Office of the United States Trustee (the “U.S. Trustee”) appointed the Committee on July 6, 2017 [Dkt. No. 49]. The U.S. Trustee filed an amended notice of appointment on October 24, 2017 [Dkt. No. 195], to reflect the addition of a creditor of the Stratitude bankruptcy estate. The Committee is made up of the following unsecured creditors:

2
Capitalized terms not defined in this Liquidating Trust Agreement shall have the meanings ascribed to them in the Plan.

Member
Maksim Saitskiy
FisherBroyles, LLP
Micah Winkelspecht
Varnar Inc.

E.

The Plan Documents provide for the creation of a liquidating trust (the “Liquidating Trust”) for the benefit of creditors entitled to distribution under the Plan (each a “Beneficiary,” and collectively referred to as the “Beneficiaries”), and for the assignment of assets of the bankruptcy estates upon the Effective Date to the Liquidating Trust for administration by the Liquidating Trustee. Except as otherwise provided in the Plan, the Liquidating Trust Assets include all Assets of the Estates, including but not limited to: (a) all Cash held by the Debtors or Debtors’ Professionals in escrow on behalf of the Debtors or their Estates; (b) all Cash to which the Committee is entitled under the Stipulation; (c) recoveries from all Causes of Action which may lie in favor of one or both of the Debtors; and (d) such other sources of funds which may exist as determined by the Liquidating Trustee.

F.	The Plan Documents provide that the Liquidating Trustee shall be appointed as of the Effective Date and shall administer the Liquidating Trust Assets.

G.

The powers, authority, responsibilities, and duties of the Liquidating Trustee are governed by this Liquidating Trust Agreement, the Plan, applicable orders issued by the Bankruptcy Court (including the Confirmation Order), and general fiduciary obligations of trustees under Illinois law.

H.

This Liquidating Trust Agreement is intended to supplement and complement the Plan and the Confirmation Order, provided, however, that if any term or provision of this Liquidating Trust Agreement conflicts with the terms or provisions of the Plan or Confirmation Order, Confirmation Order and the Plan shall govern, in that order.

I.

The Liquidating Trust is intended to qualify as a “liquidating trust” under the Internal Revenue Code of 1986 and the regulations promulgated thereunder, specifically Treasury Regulation § 301.7701-4(d), and any comparable provisions of state or local law, and as such is a “grantor trust” for federal income tax purposes, with the Beneficiaries treated as the grantors and owners of the Liquidating Trust Assets. In particular:

(1)

The Liquidating Trust is organized for the primary purpose of liquidating the Liquidating Trust Assets, with no objective to conduct a trade or business except to the extent reasonably necessary to, and consistent with,

2

the liquidating purpose of the Liquidating Trust. The Liquidating Trust shall not be deemed a successor of the Debtors for tax purposes;

(2)

The Beneficiaries of the Liquidating Trust will be treated as the grantors of the Liquidating Trust and deemed-owners of the Liquidating Trust Assets. This Liquidating Trust Agreement requires the Liquidating Trustee to file returns for the Liquidating Trust as a grantor trust under Treas. Reg. § 1.671-4(a);

(3)

This Liquidating Trust Agreement provides for consistent valuations of the transferred property by the Liquidating Trustee and the Beneficiaries, and those valuations shall be used for federal income tax purposes;

(4)	All of the Liquidating Trust’s income is to be treated as subject to tax on a current basis to the Beneficiaries, who will be responsible for payment of any tax due;

(5)

The investment powers of the Liquidating Trustee, other than those reasonably necessary to maintain the value of the Liquidating Trust Assets and to further the liquidating purpose of the Liquidating Trust, are limited to powers to invest in: demand and time deposits such as short-term certificates of deposit; banks or other savings institutions; or other temporary, liquid investments, such as treasury bills; and

(6)	The Liquidating Trustee is authorized to take any action necessary to maintain compliance with Treas. Reg. § 301.7701-4(d), or its successor, that does not contradict the terms of the Plan Documents.

Now, therefore, in consideration of the premises and the mutual covenants and agreements contained in the Plan Documents, and expressly incorporating these Recitals into the terms and provisions of this Liquidating Trust Agreement, the Parties agree as follows:

Article I

Establishment of the Liquidating Trust

1.1	Establishment of & Name of Liquidating Trust

The Parties, as called for under the Plan, hereby establish the Liquidating Trust on behalf of the Beneficiaries, who are to be treated as the grantors and deemed-owners of the Liquidating Trust Assets. The Liquidating Trust’s name is the “Quadrant 4 Liquidating Trust.”

3

1.2	Purpose of the Liquidating Trust

The Liquidating Trust is established for the primary purpose of liquidating its assets under Treas. Reg. § 301.7701-4(d). The Liquidating Trust has no objective to continue or engage in the conduct of a trade or business except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Liquidating Trust. Accordingly, the Liquidating Trust shall, in an expeditious but orderly manner, liquidate and convert to Cash the Liquidating Trust Assets, make timely distributions to the Beneficiaries, and not unduly prolong its duration.

1.3	Transfer of Assets to the Liquidating Trust

1.3.1

As provided for in the Plan, the Debtors and their Estates have transferred, assigned, and delivered to the Liquidating Trust, on behalf of the Beneficiaries, all of their rights, title, and interests in the Liquidating Trust Assets, notwithstanding any prohibitions against assignment under applicable nonbankruptcy law. The Liquidating Trust agrees to accept and hold the Liquidating Trust Assets for the benefit of the Beneficiaries, subject to the terms of the Plan Documents.

1.3.2

To the extent any of the Debtors’ assets cannot be transferred to the Liquidating Trust because of a restriction on transferability under applicable nonbankruptcy law that is not superseded by § 1123 or any other provision of the Bankruptcy Code, such assets shall be retained by the Debtors (the “Retained Assets”). The proceeds of any Retained Assets shall be paid to the Liquidating Trust. The Parties do not believe that any such Retained Assets exist.

1.3.3

All rights associated with the vesting and transfer of the Liquidating Trust Assets, including the Causes of Action, will vest with the Liquidating Trust, including by not limited to: attorney-client privileges; work-product protections; and other privileges or immunities attaching to any documents or communications of the Debtors’ or the Committee’s professionals (whether written or oral).

1.3.4

All bank accounts established by the Debtors will be transferred to and held in the Liquidating Trust on behalf of the Beneficiaries, subject to the provisions of the Plan and this Liquidating Trust Agreement. The Parties, including the Debtors’ counsel, Adelman & Gettleman Ltd., are further authorized to take all necessary actions to effectuate the transfer, assignment, and delivery of assets to the Liquidating Trust.

1.4	Title to Assets

1.4.1

Notwithstanding any prohibition of assignability under applicable nonbankruptcy law, all assets and properties transferred to the Liquidating Trust pursuant to the Plan shall vest in the Liquidating Trust according to § 1141 of the Bankruptcy

4

Code. Upon the transfer of the Liquidating Trust Assets to the Liquidating Trust, the Debtors shall have no interest in or with respect to such Liquidating Trust Assets or the Liquidating Trust.

1.4.2

For federal income tax purposes, all parties (including the Debtors, the Liquidating Trustee, and the Beneficiaries) shall treat the transfer of the Liquidating Trust Assets from the Debtors and their Estates to the Liquidating Trust as a transfer of such assets by the Debtors and their Estates to the Holders of Allowed Claims entitled to distributions under the Plan and Confirmation Order, followed by a transfer by such Holders to the Liquidating Trust. Thus, the Beneficiaries shall be treated as the grantors and owners of a grantor trust for federal income tax purposes.

1.4.3

To any extent not effectuated by the Confirmation Order, the Debtors and the Committee shall execute and deliver, or cause the execution and delivery of, all documents (in recordable form where necessary or appropriate), and the Debtors and the Committee shall take, or cause, any further action as may reasonably be necessary or appropriate to vest, perfect in, or confirm to the Liquidating Trust title to and possession of the Liquidating Trust Assets.

1.5	Valuation of Assets

To the extent the Liquidating Trustee deems necessary or appropriate, the Liquidating Trust may conduct a good faith valuation of the Liquidating Trust Assets, and shall make such valuation available to the Beneficiaries by filing a report of the valuation with the Bankruptcy Court promptly after its completion. The valuation shall be used consistently by all parties (including the Debtors, the Liquidating Trustee, and the Beneficiaries) for federal income tax purposes. Any dispute regarding the valuation of the Liquidating Trust Assets shall be resolved by the Bankruptcy Court.

1.6	Claims Against the Liquidating Trust Assets

The Liquidating Trust Assets shall be subject to the claims of the Liquidating Trustee, its Professionals, employees and Non-Professionals (each defined below) and U.S. Trustee fees. Subject to Section 10.2, the Liquidating Trustee shall be entitled to reimburse such persons out of any available Cash in the Liquidating Trust, for reasonable compensation and actual reasonable out-of-pocket expenses, and against and from any and all loss, liability, expense or damage, which each may sustain in good faith and without willful misconduct, gross negligence, fraud, or, intentional breach of fiduciary duty, in the exercise and performance of any of the powers and duties of the Liquidating Trustee. Any such claims for reasonable compensation and reimbursable expenses shall have priority over the claims of Beneficiaries.

5

Article II

Appointment of the Liquidating Trustee

Amherst Partners, LLC is appointed to serve as the initial Liquidating Trustee under the Plan. As of the date of the Liquidating Trust Agreement, Amherst Partners, LLC accepts this appointment and agrees to serve in such capacity, effective as of the date of this Liquidating Trust Agreement. Any successor Liquidating Trustee shall be appointed as set forth in Section 4.6 in the event any Liquidating Trustee is removed or resigns pursuant to this Liquidating Trust Agreement, or if such Liquidating Trustee otherwise vacates the position.

Article III

Duties & Powers of the Liquidating Trustee

3.1	Generally

The Liquidating Trustee shall be responsible for administering the Liquidating Trust Assets and taking actions on behalf of, and representing, the Liquidating Trust. The Liquidating Trustee shall have authority to bind the Liquidating Trust within the limitations set forth in this Liquidating Trust Agreement, but shall for all purposes be deemed to act in the capacity of Liquidating Trustee and not individually. The Liquidating Trustee will be a “representative of the estate” under § 1123(b)(3)(B) of the Bankruptcy Code, and shall have capacity, standing and party-in-interest status to pursue any Causes of Action, including Avoidance Actions but excluding the Director Causes of Action, and to prosecute objections to claims and shall have the benefits of, and may assert any defenses that may otherwise have been asserted by, the Debtors or a “trustee” under the Bankruptcy Code.

3.2	Scope of Authority

The Liquidating Trustee’s responsibilities and authority include the following:

(a)	collect and liquidate the Liquidating Trust Assets, and distribute the Liquidating Trust Assets to the Beneficiaries according to the Plan Documents;

(b)	have the right to appear and be heard on matters brought before the Bankruptcy Court or other courts of competent jurisdiction;

(c)	have the right to obtain records of, or related to, the Debtors (including bank statements and cancelled checks);

(d)	be entitled to participate in all matters brought before the Bankruptcy Court, including adversary proceedings;

6

(e)	have exclusive standing (including derivative standing to pursue Causes of Action on behalf of the Debtors) to commence Causes of Action;

(f)	be entitled to request the Bankruptcy Court to enter a final decree closing the Cases;

(g)	be entitled to receive notice of all applications, motions and other papers and pleadings set before the Bankruptcy Court in this Cases;

(h)	facilitate the prosecution or settlement of objections to, or estimations of Claims according to, but subject to the limitations set forth in, the Plan;

(i)	analyze, prosecute and settle Causes of Action;

(j)	file all required tax returns, and paying any taxes or other obligations on behalf of the Debtors and the Liquidating Trust from funds held by the Liquidating Trust;

(k)

provide periodic reports to the Bankruptcy Court and other parties in interest regarding the status of the Claims resolution process, prosecution of Causes of Action, distributions to Beneficiaries, and the financial status of the Liquidating Trust;

(l)	seek the substantive consolidation of two or more of the Debtors; and

(m)

carry out any other responsibilities not specifically set forth in this Liquidating Trust Agreement which have vested in the Liquidating Trustee under the Plan Documents or any Bankruptcy Court order, or as may otherwise be necessary to carry out the provisions of the Plan Documents.

3.3	Court Approvals

The Liquidating Trustee will need approval of the Bankruptcy Court for the following actions:

e)	The sale or liquidation of an estate asset for a Cash amount equal to or greater than $100,000;

f)	The settlement of a Cause of Action for which damages of $250,000 or more had been sought;

g)	The allowance of a Disputed Claim in an Allowed Amount equal to or greater than $250,000; and

h)	The granting of a release of any Insider entered into on behalf of the Debtors’ estates.

7

In addition, the Liquidating Trustee may, in its discretion, seek Bankruptcy Court approval of any other action undertaken on behalf of the Liquidating Trust.

3.4	Consultation with BIP

The Liquidating Trustee shall regularly consult with BIP concerning administration of the Liquidating Trust.

3.5	Fiduciary Obligations to the Liquidating Trust & Beneficiaries

The Liquidating Trustee’s obligations to the Liquidating Trust and the Beneficiaries are the same fiduciary obligations that a trustee owes to a trust and its beneficiaries under Illinois law. Actions taken by the Liquidating Trustee in its capacity as Liquidating Trustee will be held to the same standard as a trustee of a trust under Illinois law, except as expressly modified herein.

3.6	Liquidating Trustee Powers & General Authority

Unless expressly prohibited or required by the Plan Documents, the Liquidating Trustee holds authority to take all actions necessary to accomplish the purposes of the Liquidating Trust without seeking further authority to act from the Bankruptcy Court. Among other actions necessary to fulfill its duties as Liquidating Trustee, the Liquidating Trustee has the express authority to:

(a)	hold legal title (on behalf of the Liquidating Trust as Liquidating Trustee, but not individually) to the Liquidating Trust Assets;

(b)	effect all actions and execute all agreements, instruments and other documents necessary to implement the Plan;

(c)

protect and enforce the rights to the Liquidating Trust Assets vested in the Liquidating Trust by the Plan and the Confirmation Order by any method deemed appropriate, including by judicial proceedings or under any applicable bankruptcy, insolvency, moratorium or similar law, and general principles of equity;

(d)

invest funds (as described at Section 3.9 of this Liquidating Trust Agreement), make distributions, and pay taxes and other obligations owed by the Liquidating Trust from funds held by the Liquidating Trustee or the Liquidating Trust according to the Plan and Confirmation Order;

(e)

prosecute, defend, compromise, adjust, arbitrate, abandon or otherwise deal with and settle, according to the terms of the Plan Documents, all actions arising under state law or the Bankruptcy Code, including Avoidance Actions arising under or relating to Chapter 5 of the Bankruptcy Code and all other Causes of Action;

8

(f)	determine, compromise and satisfy any liabilities created, incurred, or assumed by the Liquidating Trust;

(g)

file, if necessary, any and all Tax and information returns with respect to the Debtors (from the Petition Date through the effective date of the Liquidating Trust) and the Liquidating Trust and pay Taxes properly payable by the Liquidating Trust and the Debtors, if any, commensurate with the Liquidating Trust’s classification as a grantor trust pursuant to Treas. Reg. § 1.671-4(a) with respect to Taxes, if any, due from the Liquidating Trust;

(h)	withhold all necessary taxes, and make tax elections on behalf of the Liquidating Trust;

(i)

exercise discretion regarding the preparation and transmittal of annual, individualized statements for the Beneficiaries, stating each Beneficiary’s share of income, gains, losses, deductions, or credits, and instruct the Beneficiaries to report such items on their federal tax returns;

(j)

maintain a register, relying on the Claims List (defined below) provided by the Debtors, evidencing the beneficial interest held by each Beneficiary in the Liquidating Trust as part of the Liquidating Trustee’s books and records;

(k)	administer, reconcile, compromise, estimate, or resolve Claims according to the provisions and limitations of the Plan (including filing objections to Claims where appropriate);

(l)

establish reserves for Disputed Claims, taxes, assessments, Professional fees, and other expenses necessary for the proper operation of matters incidental to properly administering the Liquidating Trust;

(m)	make distributions called for under the Plan Documents;

(n)	open and maintain bank accounts on the Liquidating Trust’s behalf, or in its name;

(o)	pay expenses and make disbursements necessary to preserve, liquidate, and enhance the Liquidating Trust Assets;

(p)

purchase insurance coverage the Liquidating Trustee deems necessary with respect to the liabilities and obligations of the Liquidating Trustee (in the form of an errors and omissions policy, fiduciary policy or otherwise);

9

(q)	purchase insurance coverage the Liquidating Trustee deems necessary with respect to real and personal property, which may be or become Liquidating Trust Assets;

(r)

retain and pay Professionals and Non-Professionals as provided for in Article 10.1 of this Liquidating Trust Agreement to assist the Liquidating Trust or the Liquidating Trustee with respect to its responsibilities to the extent permitted by the Plan Documents;

(s)	take actions necessary to close or dismiss the Cases;

(t)	take actions necessary to terminate the existence of the Debtors, to the extent not already effectuated by the Plan;

(u)	terminate and dissolve the Liquidating Trust according to the terms of the Plan and this Liquidating Trust Agreement;

(v)

assume any other powers that may be vested in, or assumed by, the Liquidating Trust under the Plan or by an order of the Bankruptcy Court, or that may be necessary to properly carry out the provisions of the Plan Documents;

(w)

withhold from the amount distributable to any person or entity, amounts sufficient to pay any tax or other charges which the Liquidating Trustee determines, based upon advice of its agents and professionals, may be required to be withheld under applicable income tax laws of the United States, or any state or local government body; and

(x)	take any and all actions authorized or required by the Plan Documents.

3.7	Limits to Liquidating Trustee’s Authority; No Ongoing Business

3.7.1

The Liquidating Trustee’s authority is limited to the provisions of the Plan Documents. For federal tax purposes, the Liquidating Trustee does not have authority to engage in any trade or business with respect to the Liquidating Trust Assets, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Liquidating Trust.

3.7.2

The Liquidating Trustee shall take such actions consistent with the prompt orderly liquidation of the Liquidating Trust Assets as required by applicable law and consistent with the treatment of the Liquidating Trust as a liquidating trust under Treas. Reg. § 301.7701-4(d), to the extent such actions are permitted by this Liquidating Trust Agreement.

3.7.3	The Liquidating Trustee shall have no authority to issue new securities for Q4.

10

3.8	Other Activities of the Liquidating Trustee

The Liquidating Trustee is entitled to be employed by third parties while serving as Liquidating Trustee for the Liquidating Trust; provided, however, that such employment shall not include actions or representations of parties adverse to the Liquidating Trust.

3.9	Investment & Safekeeping of Liquidating Trust Assets

3.9.1

Until distributed or paid-over as provided by this Liquidating Trust Agreement, all monies and other assets received by the Liquidating Trust shall be held in trust for the benefit of the Beneficiaries, but need not be segregated from other Liquidating Trust Assets.

3.9.2

The Liquidating Trustee shall promptly invest any such monies in the manner set forth herein, but shall otherwise be under no liability for interest or income on any monies received by the Liquidating Trust and held for distribution or payment to the Beneficiaries, except as such interest is actually received by the Liquidating Trustee.

3.9.3

Investment of any monies held by the Liquidating Trust shall be administered according to the Liquidating Trustee’s general duties and obligations, and in view of the Liquidating Trustee’s general fiduciary duties under Illinois law. The rights and powers of the Liquidating Trustee to invest the Liquidating Trust Assets transferred to the Liquidating Trust, the proceeds of those assets, or any income earned by the Liquidating Trust, shall be limited to the right and power to:

(a)

invest such Liquidating Trust Assets (pending distributions according to the Plan and the Confirmation Order) in (i) short-term direct obligations of, or obligations guaranteed by, the United States of America; or (ii) short-term obligations of any agency or corporation which is or may hereafter be created by or pursuant to an act of the Congress of the United States as an agency or instrumentality thereof; or

(b)

deposit such assets in demand accounts at any bank or trust company, which has, at the time of the deposit, a capital stock and surplus (collectively, the “Permissible Investments”); provided, however, that the scope of any Permissible Investments shall be limited to only those investments that a liquidating trust, within the meaning of Treas. Reg. § 301.7701-4(d), is permitted to hold, pursuant to the Treasury Regulations, or any modification in the Internal Revenue Service (“IRS”) guidelines, whether set forth in IRS rulings, other IRS pronouncements or otherwise.

11

3.10	Authority to Expend Liquidating Trust Assets

The Liquidating Trustee may expend assets of the Liquidating Trust to the extent necessary to:

(a)	satisfy and discharge liabilities and to maintain the value of the Liquidating Trust Assets during liquidation;

(b)

pay Liquidating Trust Expenses (including taxes imposed on the Liquidating Trust, and fees and expenses related to litigation or compensation of the Liquidating Trustee according to Section 4.1 below);

(c)	satisfy other liabilities incurred or assumed by the Liquidating Trust (or to which the Liquidating Trust Assets are otherwise subject) according to the Plan Documents; and

(d)	make distributions to Beneficiaries on account of their Allowed Claims according to the Plan Documents.

3.11	Substantive Consolidation

3.11.1

The Liquidating Trustee shall have the authority to seek substantive consolidation of the Debtors at any time following the Effective Date upon motion to the Bankruptcy Court, pursuant to the terms of the Plan, the Confirmation Order and this Liquidating Trust Agreement.

3.11.2

Upon the Bankruptcy Court’s approval of the substantive consolidation of two or more of the Debtors, the Liquidating Trustee will file a notice with the Bankruptcy Court (the “Substantive Consolidation Notice”) and serve the Substantive Consolidation Notice on all parties who have requested service in the Cases.

Article IV

The Liquidating Trustee

4.1	Compensation

4.1.1

Subject to Section 10.2, the Liquidating Trustee may receive reasonable compensation for services rendered on behalf of the Liquidating Trust, including reasonable compensation for preparing this Liquidating Trust Agreement. All compensation and other amounts payable to the Liquidating Trustee shall be paid from the Liquidating Trust Assets by the Liquidating Trustee upon receipt of periodic billings.

4.1.2	The Liquidating Trust shall reimburse the Liquidating Trustee for its actual reasonable out-of-pocket expenses incurred, including any expenses or liabilities

12

incurred under Sections 1.6 or 8.4 of this Liquidating Trust Agreement, and which may also include postage, telephone, and facsimile charges upon receipt of periodic billings. All compensation and reimbursement for expenses payable to the Liquidating Trustee shall be paid from the Liquidating Trust Assets in priority over any distributions to Beneficiaries to be made under the Plan.

4.1.3

The majority of work performed on behalf of the Liquidating Trust shall be performed by the Professionals employed by the Liquidating Trustee, who shall be compensated by the Liquidating Trust following the Liquidating Trustee’s review of such fees and expenses as set forth in Article 10.1 of this Liquidating Trust Agreement.

4.2	Term of Service

The Liquidating Trustee shall serve until the earliest occurrence of one of the following circumstances:

(a)	completion of all the Liquidating Trustee’s duties, responsibilities, and obligations under the Plan Documents;

(b)	termination of the Liquidating Trust under this Liquidating Trust Agreement; or

(c)	the Liquidating Trustee’s resignation or removal.

4.3	No Bond

The Liquidating Trustee shall serve without bond.

4.4	Removal

4.4.1

The Liquidating Trustee may be removed for cause at any time by any person upon entry of an order of the Bankruptcy Court following notice and a motion for removal served upon the Liquidating Trustee (and its Professionals); provided, however, that the Liquidating Trustee may not be removed until a successor Liquidating Trustee has been named. Any person seeking removal of the Liquidating Trustee through an order of the Bankruptcy Court must demonstrate to the Bankruptcy Court that such removal is appropriate for cause. The removal shall be effective on the date specified in the order granting such a motion.

4.4.2

“Cause” shall include, but not be limited to: (a) the undue prolongation of the duration of the Liquidating Trust and of distributions of the Liquidating Trust Assets to the Beneficiaries; (b) gross negligence, fraud or willful misconduct (as determined by a Final Order) in connection with the affairs of the Liquidating Trust; (c) a physical or mental disability that substantially prevents the

13

Liquidating Trustee from performing the duties of a Liquidating Trustee under this Liquidating Trust Agreement; or (d) an intentional breach of fiduciary duty or an unresolved conflict of interest.

4.5	Resignation

The Liquidating Trustee may resign by giving written notice to the notice parties named in Section 13.9 of this Liquidating Trust Agreement, at least thirty (30) days before the effective date of its resignation. The resignation will be effective on the latest of: (a) the date specified in the notice; (b) the date that is thirty (30) days after the date the notice is delivered; or (c) the date the successor Liquidating Trustee accepts his or her appointment as such.

4.6	Appointment of Successor Trustee

4.6.1

In the event the Liquidating Trustee resigns, the Liquidating Trustee shall designate a successor Liquidating Trustee acceptable to the Bankruptcy Court to be appointed by motion before the Bankruptcy Court, within fifteen (15) days before the proposed effective date of its resignation.

4.6.2

In the event the Liquidating Trustee is removed, any beneficiary may petition the Bankruptcy Court to appoint a proposed successor Liquidating Trustee within thirty (30) days after the occurrence of the Liquidating Trustee’s removal.

4.6.3

If the Liquidating Trustee or any Beneficiary fails to appoint a successor Liquidating Trustee within the prescribed periods, then the Bankruptcy Court may independently appoint a successor Liquidating Trustee.

4.6.4

Any successor Liquidating Trustee appointed under this Liquidating Trust Agreement shall execute an instrument accepting the appointment, which shall be submitted to the Bankruptcy Court. Upon submission of the written acceptance to the Bankruptcy Court, the successor Liquidating Trustee shall be vested with all of the properties, rights, powers, trusts and duties of its predecessor in the Liquidating Trust with like effect as if originally named the Liquidating Trustee under this Liquidating Trust Agreement; provided, however, that the removed or resigning Liquidating Trustee shall, nevertheless, when requested in writing by the successor Liquidating Trustee, execute and deliver any reasonable instrument or instruments conveying and transferring to the successor Liquidating Trustee the estate, properties, rights, powers and trusts of the removed or resigning Liquidating Trustee.

14

4.7	Liquidating Trust Continuance

The resignation or removal of the Liquidating Trustee will not terminate the Liquidating Trust, revoke any existing agency created under this Liquidating Trust Agreement, nor invalidate any of the Liquidating Trustee’s prior actions.

Article V

Liquidating Trust Beneficiaries

5.1	Identification of Beneficiaries

The beneficial interests of each Beneficiary of the Liquidating Trust shall be recorded and set forth in the Claims List maintained by the Liquidating Trustee.

5.2	Beneficial Interest Only

Ownership of a beneficial interest in the Liquidating Trust shall not entitle any Beneficiary or the Debtors to any title in or to the Liquidating Trust Assets, or to any right to call for a partition or division of such Liquidating Trust Assets, or to require an accounting, except as specifically provided in this Liquidating Trust Agreement.

5.3	Ownership of Beneficial Interests in Liquidating Trust

Each Beneficiary shall own a beneficial interest in the Liquidating Trust Assets, equal in proportion to the Pro Rata share of such Beneficiary’s Allowed Claim according to the Plan.

5.4	Evidence of Beneficial Interests

Ownership of a beneficial interest shall be evidenced on the Claims List only. Ownership of a beneficial interest shall not be evidenced by any certificate, security, or receipt.

5.5	Limits on Transferability

5.5.1

Beneficial interests in the Liquidating Trust shall be non-assignable during the term of this Liquidating Trust Agreement except by operation of law. An assignment by operation of law shall not be effective until appropriate notice and proof of such assignment is submitted to the Liquidating Trustee, and the Liquidating Trustee may continue to pay all amounts to or for the benefit of the assigning Beneficiary until it receives proper notice and proof of the assignment by operation of law. The Liquidating Trustee may rely upon such proof without the requirement of any further investigation.

5.5.2

Notice of a change of beneficial interest ownership as permitted by operation of law must be submitted to the Liquidating Trustee by registered or certified mail according to the notice provisions set forth in Section 13.10 of this Liquidating Trust Agreement. The notice shall be executed by both the transferee and the

15

transferor, and the signatures of the parties shall be acknowledged before a notary public and as required by Bankruptcy Rule 3001(e). The notice must clearly describe the interest to be transferred. The Liquidating Trustee may conclusively rely upon such signatures and acknowledgments as evidence of such transfer without the requirement of any further investigation.

5.6	Conflicting Claims

If any conflicting claims or demands are made or asserted with respect to the Liquidating Trust Assets, or if there is any disagreement between the assignees, transferees, heirs, representatives or legatees succeeding to all or a part of the Liquidating Trust Assets, resulting in adverse claims or demands being made in connection with such assets, then the Liquidating Trustee may refuse to comply with the conflicting claims or demands. In so refusing, the Liquidating Trustee may elect to make no payment or distribution of the Liquidating Trust Assets that are the subject of the claims or demands involved, and to refer such conflicting claims or demands to the Bankruptcy Court, which shall have exclusive jurisdiction to resolve conflicting claims or demands. The Liquidating Trustee shall not be or become liable to any parties for refusing to comply with any conflicting claims or demands, and shall not be liable for interest on any funds withheld. The Liquidating Trustee shall be entitled to refuse to act until: (a) the rights of the adverse claimants have been adjudicated by a Final Order of the Bankruptcy Court; or (b) all differences have been resolved by a valid written agreement among all parties to the conflict or demand, and the Liquidating Trustee.

Article VI

Distributions

6.1	Timing and Methods of Distributions

6.1.1	Generally

The Liquidating Trustee will make all distributions to the Beneficiaries on behalf of the Liquidating Trust as set forth in and required by the Plan Documents. Unless the entity or Person receiving a payment agrees otherwise, the Liquidating Trustee, in its sole discretion, will make payments in Cash by check drawn on a domestic bank or by wire transfer from a domestic bank.

6.1.2	Priority of Distributions

After payment of all unpaid Liquidating Trust Expenses, the Liquidating Trustee, in its good faith judgment and based on available Liquidating Trust Assets and subject to any reasonable reserves established by the Liquidating Trustee, shall distribute all remaining Cash to Holders of Allowed Claims, Pro Rata in the order of priorities established by the Plan.

16

The Liquidating Trustee may withhold from amounts distributable to any Person or entity any amounts the Liquidating Trustee determines should be withheld in its reasonable discretion, or as required by any law, regulation, rule, ruling, directive, or other government equivalent of the United States or any political subdivision thereof, or to otherwise facilitate the proper administration of the Liquidating Trust.

6.1.3	Distributions by the Liquidating Trustee

Subject to the provisions of this Article VI, the Liquidating Trustee shall make an initial distribution (the “Initial Distribution”) of Cash (including cash equivalents), to the Beneficiaries as soon as practicable. All subsequent distributions shall be made to Beneficiaries on dates to be determined by the Liquidating Trustee in its sole discretion.

The Liquidating Trustee shall make distributions to the Beneficiaries of all net Cash income (including cash equivalents) subject to applicable reserves from time to time at such time intervals as decided by the Liquidating Trustee (but within a reasonable time after creation of a disputed claims reserve (“Disputed Claims Reserve”) determined to be sufficient to make Pro Rata distributions on Disputed Claims and to pay the Liquidating Trust Expenses in full), pursuant to the terms of the Plan and the Confirmation Order.

The Liquidating Trustee may cause the Liquidating Trust to retain an amount of Cash reasonably necessary to maintain the value of its assets and to pay projected Administrative Expenses of the Liquidating Trust.

6.1.4	Withholdings from Distributions

The Liquidating Trustee may withhold from any distribution a sum sufficient to pay any required tax or other charge imposed on a Person, entity, or the Liquidating Trust (except with respect to distributions to the IRS) under the income tax laws of the United States or of any state or political subdivision either, by reason of any distribution provided for in this Liquidating Trust Agreement.

The Liquidating Trustee may enter into agreements with taxing or other authorities for the payment of amounts withheld according to the provisions of Section 3.4.

Any Person or entity subject to a withholding from a distribution shall have the right with respect to the United States, or any state, or any political subdivision of either, to contest the imposition of any tax or other charge against any distribution made by the Liquidating Trustee.

17

6.1.5	Claims Lists

The Debtors shall provide a list of all claims from the Debtors’ bankruptcy schedules and the claims registers maintained by the Clerk of the Bankruptcy Court in the Chapter 11 case for each Debtor (“Claims List”).

The Liquidating Trustee shall be entitled to rely upon the Debtors’ schedules, the filed claims, and the Debtors’ books and records to determine the validity, amount, and priority of any Claim, and shall retain the right to further investigate the validity, amount, and priority of any Claim for purposes of objection to or adjustment of such Claim. The creation and maintenance of the Claims List shall not impair the right of the Liquidating Trustee to object to the allowance of any Claim as provided in Section 3.2 of this Liquidating Trust Agreement.

The Claims List shall at all times include the designation and amount of each such included Claim as disputed or not disputed, fixed or contingent and liquidated or unliquidated. The Liquidating Trustee shall revise the applicable Claims List upon receipt of notice from a Beneficiary notifying the Liquidating Trustee of a change of address or stating that its Claim has been transferred to a new Beneficiary, that the new Beneficiary has complied with any applicable provisions of Section 5.5 of this Liquidating Trust Agreement and Bankruptcy Rule 3001(e) (and providing evidence of such compliance) and setting forth the name and address of such new Beneficiary. The Liquidating Trustee shall also revise the Claims List periodically as necessary to maintain their accuracy. The Liquidating Trustee shall establish the revised Claims List that is to be used as the basis for any particular distribution at least fourteen (14) days before the date of such distribution.

6.2	Delivering Distributions

Subject to the provisions of Bankruptcy Rule 2002(g) and this Liquidating Trust Agreement, distributions and deliveries to Holders of Allowed Claims shall be made at the address of each Holder as set forth on the Claims List.

6.3	No Post-Petition or Post-Confirmation Interest on Claims

6.3.1

Unless required by applicable bankruptcy law, or expressly allowed by the Plan or Confirmation Order, or any contract, instrument, release, settlement, or other agreement entered into in connection with the Plan, post-petition interest will not accrue on account of any Claim.

6.3.2	Post-Confirmation Date interest will similarly not accrue on account of any Claim.

18

6.4	Undeliverable and Lapsed Distributions

6.4.1

If any distribution is returned to the Liquidating Trustee as undeliverable without forwarding information, no further distributions will be made on the Claim at issue, unless the Liquidating Trustee is notified in writing of the appropriate address to submit the distribution. Upon receipt of a notice of appropriate address, the Liquidating Trustee will remit any missed distributions to the relevant party without interest.

6.4.2	The Liquidating Trustee is not required to attempt to locate any Holder of an Allowed Claim.

6.4.3

If a distribution on an Allowed Claim is returned to the Liquidating Trustee as undeliverable but includes specific forwarding information, the Liquidating Trustee shall attempt to make the distribution using the forwarding information provided.

6.4.4

Any unclaimed distributions that are not redistributed to remaining beneficiaries because such redistributions fall below the distribution threshold of $25 to individual beneficiaries, or remain uncashed for any other reason after ninety (90) days following such redistribution, may be, at the Liquidating Trustee’s option and net of costs, deposited with the Clerk or Court, or donated cy pres to an Illinois not for profit organization providing legal services to the underserved to be chosen by the Liquidating Trustee.

6.5	Compliance with Tax Requirements & Allocations

To the extent applicable, the Liquidating Trust shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions under the Plan and Confirmation Order shall be subject to such withholding and reporting requirements. For tax purposes, distributions received in respect of Allowed Claims will be allocated first to the principal amount of such Claims, with any excess allocated to unpaid accrued interest.

6.6	Fractional Dollars & De Minimis Distributions

6.6.1

Except as provided in this Liquidating Trust Agreement, payments of fractions of dollars will not be made. Whenever any payment of a fraction of a dollar under the Plan Documents would otherwise be called for, the actual payment made will reflect a rounding of such fraction to the nearest dollar (up or down), with half dollars being rounded down.

6.6.2

The Liquidating Trustee is not required to make any payment of less than $25.00 on account of any Allowed Claim. To the extent that any interim distribution is not paid to a Beneficiary on the grounds that it amounts to less than $25.00, the amount of the withheld distribution shall be reserved for addition to any future

19

distribution, or as the final distribution to such Beneficiary, and may be made at that time if the total distribution is at least $25.00.

6.7	Setoffs

The Liquidating Trustee may, under §§ 502(d) or 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off the claims, rights and Causes of Action of any nature that the Liquidating Trust may hold against a Beneficiary against the distributions to that Beneficiary called for by the Plan and Confirmation Order before any distribution is made. If the Liquidating Trustee fails to affect a setoff or a Claim is otherwise allowed, neither occurrence shall constitute a waiver or release by the Liquidating Trust of any claims, rights, or Causes of Action possessed against the Beneficiary.

6.8	Debtors’ Subordination Rights Preserved

All rights and claims of the Debtors to subordinate the Claims of any Beneficiary shall remain valid and enforceable by the Liquidating Trust, unimpaired under § 510 of the Bankruptcy Code, and may be asserted by the Liquidating Trustee.

Article VII

Procedures for Resolving Disputed, Contingent, & Unliquidated Claims

7.1	Objections to Claims; Prosecuting Disputed Claims

7.1.1

The Liquidating Trustee may file objections to Claims, even if a Claim was scheduled by the Debtors as undisputed, liquidated, and non-contingent. The Liquidating Trustee has the authority to file, settle, compromise, or withdraw objections to Claims without approval of the Bankruptcy Court.

7.1.2	The Liquidating Trustee shall file objections to Claims before the latest of the following occurs:

(a)	October 13, 2018, subject to extension by order of the Bankruptcy Court;

(b)	45 days after a proof of claim is filed to document a Claim; or

(c)	the expiration of another period of limitation fixed by the Plan, Confirmation Order, the Bankruptcy Rules, or a Final Order of the Bankruptcy Court.

7.1.3	The dates set forth in Section 7.1.2 of this Liquidating Trust Agreement may be extended by the Bankruptcy Court.

20

7.2	Estimating Claims

7.2.1

The Liquidating Trustee may request that the Bankruptcy Court estimate any contingent or Disputed Claim under § 502(c) of the Bankruptcy Code, regardless of whether the Debtors, the Committee, or the Liquidating Trustee previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection.

7.2.2	The Bankruptcy Court will retain jurisdiction to estimate any Claim, at any time, during litigation concerning an objection to a Claim, including while an appeal relating to an objection is pending.

7.2.3

Subject to the provisions of § 502(j) of the Bankruptcy Code, in the event that the Bankruptcy Court estimates any contingent or Disputed Claim, the estimated amount shall constitute the maximum allowed amount of the Claim. If the estimated amount constitutes a maximum limitation on the amount of the Claim, the Liquidating Trust may pursue supplementary proceedings to object to the allowance of the Claim.

7.2.4

These procedures for objecting to, estimating, and resolving contingent or Disputed Claims are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

7.3	Disputed Claims

7.3.1

If the Liquidating Trustee has objected to a Claim, or alternatively, if a Claim Holder is subject to an Avoidance Action in which the Liquidating Trustee has sought to disallow the Claim under § 502(d) of the Bankruptcy Code, distributions on the Claim will be withheld, limited to the amount actually in dispute. An objection shall not affect payments or distributions under the Plan on the undisputed portion of the Claim.

7.3.2	The Liquidating Trustee shall maintain one or more Disputed Claims Reserve called for under the Plan Documents.

7.3.3

Once a Disputed Claim becomes an Allowed Claim under a Final Order entered by the Bankruptcy Court, the Liquidating Trustee shall, as soon as practicable, make a distribution from the respective Disputed Claims Reserve to the Holder of the Allowed Claim in the amount allowed, as if the Claim were an Allowed Claim on the Confirmation Date, less the Holder’s share of any taxes paid or payable from a Disputed Claims Reserve.

21

7.3.4

If a Disputed Claim is disallowed, in whole or part, the Liquidating Trustee shall reallocate the amounts held in the Disputed Claims Reserve corresponding to the disallowed portion of the Disputed Claim among the Beneficiaries and the Disputed Claims Reserve on behalf of remaining, unresolved, Disputed Claims, as applicable, to be distributed under Article 7.3.3 of this Liquidating Trust Agreement.

Article VIII

Liability & Exculpation

8.1	Standard of Liability & Sources of Recovery

8.1.1

Neither the Liquidating Trustee nor any of its present and former affiliates, employees, advisors, attorneys or agents acting in such capacity or any of their successors or assigns, shall have or incur any liability to, or be subject to any right of action by, any person or entity, for any act or omission in connection with, relating to or arising out of, the Cases, the pursuit of confirmation of the Plan or the Plan’s implementation, except for their fraud, willful misconduct or gross negligence, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.

8.1.2

The Liquidating Trust, the Liquidating Trustee, or their respective Professionals, Non-Professionals, or other representatives may be held personally liable to the extent that the action taken or omitted to be taken by each of the same or their respective Professionals, Non-Professionals or representatives is determined by a Final Order to be solely due to their own gross negligence, willful misconduct, fraud, or breach of fiduciary duty. Any act or abstention performed with the approval of the Bankruptcy Court or undertaken pursuant to the advice of counsel will be conclusively deemed not to constitute fraud or a breach of fiduciary duty.

8.1.3

Any Person dealing with the Liquidating Trustee shall look only to the Liquidating Trust Assets to satisfy any liability incurred by the Liquidating Trustee in carrying out the terms of this Liquidating Trust Agreement, and the Liquidating Trustee shall have no personal obligation to satisfy any such liability, unless a Final Order is entered finding the Liquidating Trustee’s actions after the Effective Date were solely due to the Liquidating Trustee’s own fraud or breach of fiduciary duty.

8.2	Reliance by Liquidating Trustee

Subject to the limitations of the Plan, Confirmation Order, and Article III of this Liquidating Trust Agreement, the Liquidating Trustee may rely, and shall be protected in acting upon, any resolution, certificate, statement, installment, opinion, report, notice,

22

request, consent, order, or other paper or document it reasonably believes to be genuine and signed or presented by the proper party. Further, the Liquidating Trustee shall not be liable for any action or abstention it reasonably takes at the advice of a Professional.

8.3	Indemnification

The Liquidating Trust shall indemnify, defend, and hold harmless the Liquidating Trustee and its respective employees, Professionals, Non-Professionals, and representatives from and against any claims, causes of action, liabilities, obligations, losses, damages, or expenses (including reasonable attorneys’ fees and expenses) occurring after the Effective Date, other than to the extent determined by a Final Order to be solely due to their own respective gross negligence, willful misconduct or fraud or, solely in the case of the Liquidating Trustee, fraud or breach of fiduciary duty, to the fullest extent permitted by applicable law.

8.4	Insurance

The Liquidating Trustee may use Liquidating Trust Assets to purchase and carry all insurance policies, and pay all insurance premiums and costs the Liquidating Trustee deems reasonably necessary, including errors-or-omissions insurance for any losses it may incur, arising from its acts or omissions, or the consequences of such acts or omissions, other than as a result of fraud, willful misconduct, gross negligence or breach of fiduciary duty by the Liquidating Trustee with respect to the implementation and administration of this Liquidating Trust Agreement.

Article IX

Administration of the Liquidating Trust

9.1	Books & Records

9.1.1

The Liquidating Trustee shall maintain books and records relating to the Liquidating Trust’s assets; income; expense disbursements; liabilities; and claims made against or assumed by the Liquidating Trust in such detail and for such period of time as the Liquidating Trustee determines necessary to make a full and proper accounting for the Liquidating Trust, and to comply with applicable provisions of law.

9.1.2

The Liquidating Trust is not required to file any accounting or seek approval of any court with respect to the administration of the Liquidating Trust, or as a condition for making any payment or distribution out of the Liquidating Trust Assets.

9.1.3	Subject to applicable privileges, the Beneficiaries may request a reasonable inspection (as determined by the Liquidating Trustee) of the Liquidating Trust

23

books and records. Requests must be made in writing to the Liquidating Trustee, and the Liquidating Trustee shall have thirty (30) days after receiving a request to inspect the Liquidating Trust books and records to respond to the request.

9.1.4

Before inspecting the Liquidating Trust books and records, the requesting Beneficiary must first enter into a confidentiality agreement satisfactory in form and substance to the Liquidating Trustee; make such other reasonable arrangements for the inspection as requested by the Liquidating Trustee; and bear all costs and expenses associated with the inspection.

9.2	Semi-Annual Reports

In addition to quarterly reports required to be filed to the Office of United States Trustee, the Liquidating Trustee shall periodically file reports (each a “Semi-Annual Report”) with the Bankruptcy Court containing:

(a)	a description of all distributions to Beneficiaries during the period covered by the Semi-Annual Report;

(b)	a summary of the Liquidating Trust deposits and disbursements during the period covered by such Semi-Annual Report; and

(c)	a summary of the Liquidating Trust Assets.

The Liquidating Trustee shall file the Semi-Annual Reports with the Bankruptcy Court within thirty (30) days after June 30 and December 31 of each calendar year during the term of this Liquidating Trust Agreement following the Effective Date. The first Semi-Annual Report shall be due January 30, 2019.

9.3	Legal Compliance

Any and all distributions of Liquidating Trust Assets shall comply with all applicable laws and regulations, including applicable federal and state tax and securities laws.

Article X

Professionals & Non-Professionals

10.1	Retaining Professionals & Non-Professionals

(a)	Retaining Professionals

Upon its appointment, the Liquidating Trustee may retain its own professionals (“Professionals”) as it may deem necessary in accordance with the Liquidating Trust Agreement. Professionals may include legal counsel, accountants, experts, advisors, consultants, investigators, appraisers, real estate brokers, auctioneers and other professionals whose retention and employment the Liquidating Trustee

24

deems appropriate. Professionals do not need to be “disinterested” as defined by the Bankruptcy Code, and may include the attorneys and financial advisors employed by any party in the Cases. The Liquidating Trustee may retain such Professionals without further approval from the Bankruptcy Court.

(b)	Retaining Non-Professionals

Upon accepting its appointment as Liquidating Trustee, the Liquidating Trustee may retain its own non-professionals (“Non-Professionals,” referred to collectively with Professionals as “Retained Parties”) without seeking approval from any court or third party. Non-Professionals may include employees, independent contractors, or other agents whose retention and employment the Liquidating Trustee deems appropriate. Non-Professionals do not need to be “disinterested” as defined by the Bankruptcy Code, and may include employees, independent contractors, and agents of any party in the Cases for efficiency.

10.2	Compensation for Professionals & Non-Professionals

The Liquidating Trustee may pay the reasonable fees and expenses of the Liquidating Trustee and each Retained Party as an expense of the Liquidating Trust without application to the Bankruptcy Court.

Article XI

Taxes

11.1	Tax Returns & Payments

The Liquidating Trustee is responsible for:

(a)	preparing and timely filing all required federal, state, and local tax returns for the Liquidating Trust and the Debtors;

(b)	paying any taxes shown on such returns as owing by the Liquidating Trust or the Debtors (as applicable) from applicable Liquidating Trust Assets; and

(c)	preparing and distributing any necessary federal, state, or local information returns to the Beneficiaries.

The Liquidating Trustee will retain all tax returns and supporting documentation until applicable statutes of limitation expire. The Liquidating Trustee may also request an expedited determination of the taxes owed by the Debtors, the Liquidating Trust, or any Disputed Claims Reserve under § 505(b) of the Bankruptcy Code for any tax return for which such determination may be requested.

25

11.2	Liquidating Trust

The Liquidating Trustee will file tax returns under Treas. Reg. § 1.671-4(a) on the basis that the Liquidating Trust is a grantor trust that is a “liquidating trust” within the meaning of Treas. Reg. § 301.7701-4(d) and related regulations. For federal income tax purposes, the Liquidating Trustee will allocate to the Beneficiaries their applicable shares of any income or loss of the Liquidating Trust Assets, and such Beneficiaries will be subject to tax on the Liquidating Trust Assets’ taxable income on a current basis.

As soon as reasonably practicable after the close of each calendar year, the Liquidating Trustee will send each affected Beneficiary a statement setting forth the Beneficiary’s share of the Liquidating Trust’s income, gain, deduction, loss, and credit for the year, and will instruct the Beneficiary to report all such items on the Beneficiary’s tax return for the year and pay any tax due with respect to these amounts. The Liquidating Trustee may limit such returns to the classes of Beneficiaries it determines will receive a distribution.

11.3	Disputed Claims Reserve

The Liquidating Trustee shall, if necessary, file all applicable tax and other returns and statements for the Disputed Claims Reserve according to the requirements for discrete trusts taxed under § 641, et seq. of the Internal Revenue Code or as “disputed ownership funds” within the meaning of Treas. Reg. § 1.468B-9(b)(1), as applicable. The Liquidating Trustee will also pay, from the applicable Liquidating Trust Assets on a current basis, any taxes owed on any net income or gain of the Disputed Claims Reserve.

11.4	Tax Withholding & Reporting; Liability for Taxes

The Liquidating Trustee (and its designees) will comply with all applicable tax withholding and reporting requirements imposed on him and the Liquidating Trust by any governmental unit, and all distributions made under the Plan will be subject to applicable withholding and reporting requirements. The Liquidating Trustee (and its designees) are authorized to take any actions that are necessary to comply with such tax withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, or establishing any other mechanism the Liquidating Trustee believes is appropriate, including requiring Holders of Claims to submit appropriate tax and withholding certifications.

To the extent any Claim Holder fails to submit appropriate tax and withholding certifications as required by the Liquidating Trustee, such Claim Holder’s distribution may be deemed undeliverable and subject to the provisions of the Plan and this Liquidating Trust Agreement governing undeliverable distributions. Each Person or entity receiving (or deemed to receive) a distribution under the Plan will have sole responsibility for paying any taxes imposed on them.

26

Article XII

Termination of the Liquidating Trust & Wind Down of Debtors

12.1	Duration & Extension

The Liquidating Trustee will conduct the orderly wind down of the Debtors which shall include formal dissolution of Q4 and may, in the Liquidating Trustee’s sole discretion, include the formal dissolution of Stratitude. If no action is taken beforehand, the Debtors will be deemed to have dissolved upon the closing of the Liquidating Trust. The Liquidating Trustee shall, following dissolution of the Debtors, retain the authority and have standing to continue or assert claims or pursue matters on behalf of the Debtors to the extent necessary to preserve, protect and liquidate the Liquidating Trust Assets or otherwise necessary to administer the Liquidating Trust.

12.2	Termination Upon Distribution of All Liquidating Trust Assets

The Liquidating Trust shall terminate, and the Liquidating Trustee will bear no additional responsibilities in connection to the Liquidating Trust, except the actions necessary to effectuate termination under relevant law, and except as described in Section 12.1 of this Liquidating Trust Agreement, upon the occurrence of all of the following circumstances:

(a)	payment of all costs, expenses, and obligations incurred in connection with administering the Liquidating Trust;

(b)	distribution of all remaining Liquidating Trust Assets;

(c)	closure or dismissal of the Cases; and

(d)	completion of any necessary or appropriate reports, tax returns or other documentation determined necessary by the Liquidating Trustee, in its reasonable discretion.

12.3	Diligent Administration

The Liquidating Trustee shall diligently administer the Liquidating Trust. It shall seek to resolve, settle, or otherwise dispose of all claims that constitute Liquidating Trust Assets, and make distributions of the Liquidating Trust Assets to Beneficiaries according to the terms of the Plan Documents. The Liquidating Trustee shall not unduly prolong the duration of the Liquidating Trust, seeking its termination as soon as practicable while carrying out its duties and responsibilities under the Plan Documents.

12.4	Notice of Termination; Authority to Conclude Trust Administration; Retention of Documents

Upon the termination of the Liquidating Trust, the Liquidating Trustee shall file a written notice of the termination with the Bankruptcy Court.

27

After the termination of the Liquidating Trust, the Liquidating Trustee shall retain the power to exercise all the rights, powers, and privileges conferred on him by the Plan Documents solely for the purpose of liquidating and concluding the affairs of the Liquidating Trust.

For five years after the distribution of all of the Liquidating Trust Assets, subject to there being sufficient funds remaining to cover the costs of storing the books and records of the Liquidating Trust, the Liquidating Trustee will retain the books, records, and files that were delivered to, or created by, the Liquidating Trustee. After the conclusion of this five year period, the Liquidating Trustee may dispose of the books, records, and files in any manner it deems appropriate.

Article XIII

Other General Provisions

13.1	Privilege Preserved

Any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications in connection with the Liquidating Trust Assets are transferred to the Liquidating Trust and vested in the Liquidating Trust and its representatives. The Liquidating Trustee, the Debtors, and the Committee may take any actions necessary to effect the transfer of such privileges. For the avoidance of doubt, neither the Liquidating Trustee nor the Liquidating Trust shall be treated as a successor to the Debtors and their Estates for any purpose.

13.2	Cooperation with the Liquidating Trustee

The Committee, the Debtors and their respective professionals shall cooperate with the Liquidating Trustee and provide him with access to, or copies of, books and records the Liquidating Trustee reasonably requires for the purpose of performing its duties and exercising its powers under the Plan Documents. The Liquidating Trustee shall compensate the Debtors, the Committee and their respective professionals for their reasonable costs and fees relating to compliance with this Section 13.2 from the Liquidating Trust Assets. All third parties in possession of the Debtors’ books and records shall similarly cooperate with the Liquidating Trustee, and the Liquidating Trustee may seek appropriate relief from the Bankruptcy Court to the extent that a third party unreasonably refuses to cooperate with a request made by the Liquidating Trustee.

13.3	Statutory Fees

Following the transfer of all Liquidating Trust Assets to the Liquidating Trust on and after the Effective Date and through the date that a final decree is entered in the Cases, the Liquidating Trust will be obligated to pay any U.S. Trustee fees under 28 U.S.C. § 1930(a)(6) on account of the Estates.

28

13.4	Prevailing Party

In the event of a dispute over the interpretation or enforcement of the provisions of this Liquidating Trust Agreement, the prevailing party shall be entitled to collect all costs, expenses, and fees, including attorneys’ fees, from the non-prevailing party incurred in connection with the dispute or enforcement action.

13.5	Liquidating Trustee’s Implied Authority

No person dealing with the Liquidating Trust is obligated to inquire into the authority of the Liquidating Trustee to protect, conserve, or dispose of the Liquidating Trust Assets.

13.6	Confidentiality

The Liquidating Trustee, its employees, and Retained Parties (collectively, the “Confidential Parties”) may become aware of certain material, non-public information relating to the Liquidating Trust Assets (“Confidential Information”) in their capacity as Confidential Parties. The Confidential Parties shall hold any Confidential Information strictly confidential, and not use the Confidential Information for personal gain. Confidential Parties may only disclose Confidential Information if the Confidential Information:

(a)	is, or becomes, generally available to the public other than by a disclosure made by a Confidential Party;

(b)	was available to the Confidential Parties on a non-confidential basis before its disclosure to the Confidential Parties under this Liquidating Trust Agreement;

(c)

becomes available to the Confidential Parties on a non-confidential basis from a source other than their work in connection with the Debtors or the Liquidating Trust, provided that the source is not also bound by a confidentiality agreement with the Debtors or the Liquidating Trust; or

(d)	must be disclosed by the Confidential Parties because of a legal process including a subpoena or other court order, or other applicable laws or regulations.

If a third party makes a request for disclosure of Confidential Information from any Confidential Party under subparagraph (d) of this Section, the Confidential Party shall promptly provide reasonable notice of the required disclosure to the Liquidating Trustee in advance of the disclosure with enough time to allow the Liquidating Trustee to object to, or otherwise prevent, disclosure of the Confidential Information by judicial or other means. The Confidential Party shall cooperate reasonably with the Liquidating Trustee to

29

make any objection to disclosing Confidential Information, including appearing in any judicial or administrative proceeding in support of the Liquidating Trustee’s objection.

13.7	Governing Law; Submission to Jurisdiction; Service of Process

This Liquidating Trust Agreement shall be governed by and construed under the laws of the State of Illinois, without giving effect to its rules governing conflicts of law. The Bankruptcy Court will have exclusive jurisdiction over any dispute arising from, or in connection with, the transactions contemplated by this Liquidating Trust Agreement. The Parties consent to the exclusive jurisdiction of the Bankruptcy Court and its appropriate appellate courts, and irrevocably waive, to the fullest extent permitted by law, any objection they may have now or later to the laying of the venue of any dispute in the Bankruptcy Court, or that any dispute brought in the Bankruptcy Court is brought in an inconvenient forum.

This Liquidating Trust Agreement is subject to any order or act of the Bankruptcy Court applicable to the Liquidating Trust Agreement. Parties may be served with process anywhere in the world, within or without the jurisdiction of the Bankruptcy Court. Without limiting the provisions of this Section 13.7, the Parties agree that service of process on a party may be made upon the designated Person or entity at the address provided in Section 13.9 of this Liquidating Trust Agreement, and will be deemed effective service of process on that party.

13.8	Severability of Provisions

If any provision of this Liquidating Trust Agreement, or the application of a provision of the Liquidating Trust Agreement to any Person or circumstance, is finally determined invalid or unenforceable, to any extent, by a court of competent jurisdiction, the remainder of this Liquidating Trust Agreement, or the application of the relevant provision of this Liquidating Trust Agreement to other Persons or circumstances, shall not be affected, remaining valid and enforceable to the fullest extent permitted by law.

13.9	Notices

Any notice or other communication made under this Liquidating Trust Agreement to the Liquidating Trustee shall be in writing, and deemed sufficient for all purposes, if delivered via (a) personal delivery; (b) first-class mail (unless registered or certified mail is required); (c) facsimile; or (d) electronic mail, to the parties and addresses set forth below, or such other addresses as such parties may file with the Bankruptcy Court:

30

To the Liquidating Trustee

Amherst Partners, LLC

Attn: James Morden and Sheldon Stone

255 E. Brown, Suite 120

Birmingham, MI 48009

Tele:(248) 642-5660

Email:jmorden@amherstpartners.com

sstone@amherstpartners.com

With a copy to Michael A. Brandess Sugar Felsenthal Grais & Helsinger LLP 30 N. LaSalle St., Ste. 3000 Chicago, IL 60602 Tele:(312) 704-9400 Fax:(312) 372-7951 Email:mbrandess@sfgh.com

13.10     Notices to Beneficiaries

Any notice or other communication made under this Liquidating Trust Agreement shall be in writing, and deemed sufficient for all purposes, if deposited, postage prepaid, in a post office or letter box addressed to the person for whom such notice is intended to the name and address set forth on the Claims List.

13.11	Headings Used for Convenience Only

The Article and Section headings contained in this Liquidating Trust Agreement are solely for the convenience of reference and shall not affect the meaning or interpretation of this Liquidating Trust Agreement.

13.12	Counterparts & Electronic Signatures

This Liquidating Trust Agreement may be executed in counterparts and a facsimile or other electronic form of signature shall bear the same force and effect as an original signature.

13.13	Amendment or Waiver

Any substantive provision of this Liquidating Trust Agreement may be materially amended or waived by the Liquidating Trustee with the approval of the Bankruptcy

31

Court, upon notice and an opportunity for a hearing; but no change may be made to this Liquidating Trust Agreement that would adversely affect the federal income tax status of the Liquidating Trust as a “grantor trust,” if applicable.

Technical or non-material amendments to or waivers of portions of this Agreement may be made by the Liquidating Trustee without the approval of the Bankruptcy Court, as necessary, to clarify this Liquidating Trust Agreement, or to enable the Liquidating Trust to effectuate the terms of this Liquidating Trust Agreement.

13.14	Intervention

On the Effective Date, the Liquidating Trustee shall be deemed to have intervened or substituted as plaintiff, movant, defendant, or additional party, as appropriate, in any adversary proceeding, contested matter, Claim objection or other motion filed before the Effective Date, where the subject matter of the action involves any Disputed Claim, Liquidating Trust Asset, or Claim, to the extent the Claim impacts the Liquidating Trust Assets.

[Execution Page Follows]

32

In Witness Whereof, the Parties to the Liquidating Trust Agreement have either executed and acknowledged this Liquidating Trust Agreement, or caused it to be executed and acknowledged on their behalf by their duly authorized officers as of the date of the Liquidating Trust Agreement.

Amherst Partners, LLC, solely in its capacity as Liquidating Trustee for the Quadrant 4 Liquidating Trust By: _____________________________ Its: _____________________________	The Official Committee of Unsecured Creditors of Quadrant 4 System Corporation, et al. By: _____________________________ Its: _____________________________
Quadrant 4 System Corporation By: _____________________________ Its: _____________________________	Stratitude, Inc. By: _____________________________ Its: _____________________________

33